ASSET PURCHASE AGREEMENT

BY AND AMONG

NDS NUTRITIONAL PRODUCTS, INC.,

CORY WIEDEL,

RYAN ZINK,

AND

BOND LABORATORIES, INC.

October 1, 2008

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TABLE OF CONTENTS
                                                                                                PAGE
ARTICLE I	ASSETS AND LIABILITIES	1
1.1.	Acquired Assets.	1
1.2.	Excluded Assets	2
1.3.	Assumed Liabilities	2
1.4.	Excluded Liabilities	2
1.5.	Employees	3
1.6.	Purchases of Product Inventory	4
1.7.	Instruments of Transfer	5
1.8.	Payment of Sales Taxes	5

ARTICLE II	PURCHASE PRICE	5
2.1.	Purchase Price	5
2.2.	Gross Profit Adjustments to Earn-Out Amount.	6
2.3.	Pro-Rations	8
2.4.	Allocation of Purchase Price	8
2.5.	Negotiated Value	8
2.6.	Distribution of Shares to Shareholders	8
2.7.	Bulk Sales Compliance	8

ARTICLE III	PURCHASE PRICE	8

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS	9
4.1.	Organization, Good Standing and Qualification	9
4.2.	Authorization; Binding Obligation	9
4.3.	Consents and Approvals.	9
4.4.	No Violation	10
4.5.	Licenses and Permits	10
4.6.	Ownership; No Subsidiaries	10
4.7.	Acquired Assets	10
4.8.	Leases of Personal Property	11
4.9.	Financial Statements	11
4.10.	Absence of Certain Events	11
4.11.	Legal Proceedings	13
4.12.	Solvency and Value of Transfer	13
4.13.	Compliance with FDA and FTC Regulations.	13
4.14.	Compliance with Laws.	14
4.15.	Employment Matters.	15
4.16.	Benefit Plan Compliance with Provisions of Applicable Law	16
4.17.	No Undisclosed Liability	17
4.18.	No Brokers	17
4.19.	Taxes	17
4.20.	List of Contracts	18
4.21.	Real Properties	19
4.22.	Financing Statements	19
4.23.	Transactions With Affiliates	19
4.24.	Insurance	19
4.25.	Intellectual Property	19

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	20
5.1.	Organization, Good Standing and Qualification	20
5.2.	Authorization; Binding Obligation	20
5.3.	Legal Proceedings	21
5.4.	No Brokers	21
5.5.	No Violation	21
5.6.	Consents and Approvals.	21
5.7.	Commission Documents, Financial Statements	21
5.8.	Issuance of Securities	22
5.9.	No Brokers	22
5.10.	No Implied Representations or Warranties; Due Diligence	22

ARTICLE VI	COVENANTS	23
6.1.	Conduct of Seller’s Business Pending Closing	23
6.2.	Notice by Seller of Certain Events	24
6.3.	Consents and Approvals.	24
6.4.	Inventory	25
6.5.	Payments; Collections.	25
6.6.	Preservation of and Access to Certain Records.	26
6.7.	Maintenance of Insurance Coverage	27
6.8.	Supply, License and Transition Services Agreement	27

ARTICLE VII	CONFIDENTIALITY	27
7.1.	Confidentiality.	27

ARTICLE VIII	CONIDITIONS PRECENDENT TO BUYER’S PERFORMANCE AND TO SELLER’S PERFORMANCE	28
8.1.	Conditions to Buyer’s Obligations	28
8.2.	Conditions to Seller’s Obligations	30
8.3.	No Injunction or Action	31

ARTICLE IX	SURVIVAL OF REPRESENTATIONS AND WARRANTIES;	32
9.1.	Survival of Representations and Warranties	32
9.2.	Indemnification by Seller and Shareholders	32
9.3.	Indemnification by Buyer	33
9.4.	Indemnification Process	33
9.5.	Limitations on Indemnification.	34

ARTICLE X	MISCELLANEOUS	36
10.1.	Termination	36
10.2.	Notice of Termination; Effect of Termination	36
10.3.	Expenses	37
10.4.	Entire Subject Matter; Amendment	37
10.5.	Assignment	37
10.6.	Counterparts	37
10.7.	Governing Law; Submission to Jurisdiction	37
10.8.	Schedules and Exhibits	38
10.9.	Severability	38
10.10.	Notices	38
10.11.	Representation by Counsel	39
10.12.	Construction	39
10.13.	Headings	39
10.14.	Waivers	39
10.15.	Attorney’s Fees	40
10.16.	No Consequential Damages	40

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  i

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of October, 2008 (the “Effective Date”), by and among NDS Nutritional Products, Inc., a Nebraska corporation (“Seller”), Bond Laboratories, Inc., a Nevada corporation (“Buyer”), and Cory Wiedel and Ryan Zink (together, the “Shareholders”).

R E C I T A L S

A. Seller is engaged in the business of selling products and providing services in the weight loss, sports nutrition, general health and related categories (hereinafter the “Seller’s Business” or , the “Business”).

B. The Shareholders own all of the issued and outstanding capital stock of Seller.

C. Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of the assets, properties and rights of Seller relating to Seller’s Business (except for the Excluded Assets) on the terms and conditions hereinafter set forth.

D. As additional consideration, and as a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Shareholders desire to make certain representations, warranties, indemnities, covenants and agreements relating to the sale of Seller’s Business.

E. Capitalized terms used herein shall have the meaning set forth in the Table of Definitions attached hereto as Schedule 1.0.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties contained herein, the parties hereto hereby agree as follows:

ARTICLE I

ASSETS AND LIABILITIES

 1.1. Acquired Assets.

(a) Subject to the terms and the conditions set forth in this Agreement and on the basis of the representations and warranties herein, Seller agrees to sell, convey, transfer, assign and deliver to Buyer and Buyer agrees to purchase, receive and accept from Seller all right, title and interest in and to the assets and properties of every kind, character and description (other than property and rights specifically excluded in this Agreement), used in Seller’s Business, whether tangible, intangible, real, personal or mixed, and wherever located, including any assets of any of Seller’s Affiliates which are primarily used in Seller’s Business or otherwise owned by Seller (collectively referred to hereinafter as the “Acquired  Assets”), including but not limited to the assets set forth at Schedule 1.1 hereto.

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(b) Without limitation of the foregoing, the Acquired Assets shall include all tangible property, equipment, tenant improvements (regardless of whether they are accounted for as an asset on the books of Seller, of any Affiliate of Seller, or of a landlord or other third party), customer accounts, customer lists, goodwill, software, Intellectual Property, Assigned Contracts, Assigned Personal Property Leases, books and records, any Seller policies and procedures relating to the Seller’s Business, telephone and facsimile numbers, all Licenses of Seller and other permits and other authorizations necessary for the conduct of Seller’s Business (to the extent transferable to Buyer), the Component Inventory listed on Schedule 2.1(v), and all insurance benefits, including rights and proceeds, arising from or relating to the Assumed Liabilities prior to the Effective Date, unless expended in accordance with this Agreement.

 1.2. Excluded Assets

.  Notwithstanding anything contained in Section 1.1, Buyer is not purchasing Seller’s cash and cash equivalents, prepaid expenses, deposits, accounts receivable, insurance refunds or Seller’s product inventory (including any finished goods inventory, but specifically excluding the Component Inventory) expressly listed on Schedule 1.2 (the “Product Inventory”), or the other assets and properties expressly set forth on Schedule 1.2 (such assets collectively being referred to as the “Excluded Assets” and such Schedule 1.2 being referred to herein as the “Excluded Assets Schedule”).

 1.3. Assumed Liabilities.  As of the Closing Date, Seller shall assign to Buyer and Buyer shall assume Seller’s obligations arising from events occurring on or after the Closing Date under (i) those outstanding purchase orders of the Seller set forth on Schedule 1.3; (ii) customer product returns in the ordinary course of business (but excluding any returns, pursuant to large-scale product recalls and other product returns not in the ordinary course of business, of products that were sold by Seller prior to the Closing Date); (iii) the Unassigned Obligations as provided in Section 6.3; (iv) the bonus and PTO obligations under Section 1.5; and (v) those agreements and contracts (or responsibilities under agreements or contracts) designated specifically on Schedule 4.8 as Assigned Personal Property Leases and on Schedule 4.20 as Assigned Contracts, except to the extent that any such executory obligations result from, arise out of, relate to, or are caused by, any one or more of the following: (a) a breach of any of the Assigned Personal Property Leases or Assigned Contracts occurring prior to the Closing Date; (b) a breach of warranty (except a breach of warranty that leads solely to a customer product return as contemplated in subpart(ii) above), infringement or violation of law occurring prior to the Closing Date; or (c) an event or condition occurring or existing prior to the Closing Date which, through the passage of time or the giving of notice or both, would constitute a breach or default by Seller under any of the Assigned Personal Property Leases or Assigned Contracts (collectively, the “Assumed Liabilities”).

 1.4. Excluded Liabilities.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER DOES NOT ASSUME AND SHALL NOT BE LIABLE FOR ANY OF THE DEBTS, OBLIGATIONS OR LIABILITIES OF SELLER, SELLER’S BUSINESS, ANY SHAREHOLDER OR ANY AFFILIATE OF SELLER, WHENEVER ARISING AND OF WHATEVER TYPE OR NATURE.  In particular, but without limiting the foregoing, Buyer shall not assume, and shall not be deemed by anything contained in this Agreement (other than to the extent expressly provided in Section 1.3 Assumed Liabilities) to have assumed, and shall not be liable for any debts, obligations or liabilities of Seller, any Affiliate of Seller or Seller’s Business whether known or unknown, contingent, absolute or otherwise and whether or not they would be included or disclosed in financial statements prepared in accordance with GAAP (the “Excluded Liabilities”).  Without limitation of the foregoing, the Excluded Liabilities shall include debts, liabilities and obligations:  (a) under any real estate lease or any contract or agreement to which Seller is a party or by which Seller or Seller’s Business is bound that has not been listed as an Assigned Contract on Schedule 4.20 hereof or any Personal Property Lease by which Seller or Seller’s Business is bound that has not been listed as an Assigned Personal Property Lease on Schedule 4.8 hereof, except as otherwise provided in Section 6.3; (b) with respect to any Assigned Contract or Assigned Personal Property Lease, arising from the period prior to the Closing Date; (c) arising out of any collective bargaining agreement to which Seller is a party; (d) for any Employee Benefit Plan; (e) for any obligation for Taxes; (f) for any liability for local or state sales, use or transfer tax and taxes that may be imposed upon the sale or assignment of the Acquired Assets pursuant to this Agreement and the Assignment and Assumption and Bill of Sale, regardless of when such obligations may become known and due; (g) for any damages or injuries to persons or property or for any tort or strict liability arising from events, actions or inactions in Seller’s Business or the operation of Seller’s Business prior to the Closing Date; (h) arising out of any litigation arising with respect to the period prior to the Closing Date, whether or not threatened or pending on or before the Closing Date; (i) incurred by Seller or by Seller’s Business for borrowed money; (j) with respect to any warranty claims related to sale by Seller of products and services prior to the Closing Date (except product warranty claims that lead solely to customer product returns as contemplated in Section 1.3(ii) above), and (k) for any accounts payable of Seller or any Affiliate of Seller.  The intent and objective of Buyer and Seller is that, except for liabilities explicitly assumed by Buyer hereunder, including the Unassigned Obligations, Buyer does not assume, and no transferee liability shall attach to Buyer pertaining to, any of the Excluded Liabilities.

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 1.5. Employees.  Within thirty (30) days following the Closing Date, (A) Buyer or an Affiliate of Buyer shall offer employment to each employee of Seller who is principally employed in Seller’s Business (collectively, the “Seller Employees”), provided, however, that such employee (i) is listed on Schedule 1.5 attached hereto, and (ii) if required by Buyer, agrees to the release of his or her employment files to Buyer or its Affiliate prior to hiring of such Seller Employee (and agrees to performance of any reasonable background checks, if required by Buyer), and (B) Seller covenants and agrees to terminate the employment of the Seller Employees who accept Buyer’s or its Affiliate’s offer of employment, and to reasonably cooperate with Buyer in the transition of such Seller Employees to Buyer or its Affiliate.  Those Seller Employees who accept Buyer’s or its Affiliate’s offer of employment shall be designated on Schedule 1.5 as “Transferring Employees” and referred to hereinafter as such.  Except as otherwise provided in this Section 1.5, Seller acknowledges and agrees that, as between the parties, it is responsible for paying to the Transferring Employees all compensation and benefits accrued up to the date that such Transferring Employee accepts an offer of employment with Buyer or its Affiliate (each such date, a “Transfer Date”), including without limitation PTO, provided, however, that Buyer shall pay the compensation and benefits (including without limitation PTO) for each Transferring Employee for the period beginning on the Closing Date and ending on the earlier to occur of (i) the date such Transferring Employee accepts an offer of employment with Buyer, and (ii) immediately after the second payroll after Closing with respect to such Transferring Employee.  Buyer shall pay the 2008 bonus for each employee that is designated on Schedule 1.5 as a Transferring Employee’s once such amounts are determined (which bonuses shall be calculated in accordance with the existing criteria for each bonus, which criteria have been provided to the Buyer); provided, however, Seller shall reimburse Buyer for that portion of each Transferring Employee’s bonus earned through the Closing Date which reimbursed amounts shall be equal to the amount of such bonus paid by Buyer multiplied by the quotient of (x) the amount of the Sales revenue generated by the Business for the period beginning on January 1, 2008 and ending on the Closing Date divided by (y) the amount of the Sales revenue generated by the Business for the fiscal year ended December 31, 2008, and which reimbursed amounts Buyer shall offset, as these amounts are paid by Buyer to the Transferring Employees, at its election against amounts owed to Seller pursuant to the Notes or the Earnout Amount.  With respect to each Transferring Employee, the parties agree that Seller shall transfer and Buyer shall assume up to eighty (80) hours of PTO per employee which has accrued through the Closing Date (the “Assumed PTO”), and the payment obligations of Buyer pursuant to the Notes or the Earnout Amount shall be reduced by the aggregate value of such Assumed PTO.  Any PTO in excess of Assumed PTO shall be paid by Seller to each Transferring Employee in the next Seller payroll disbursed, whether at or following the applicable Transfer Date for each such Transferring Employee, but in any event no more than fourteen (14) business days following the applicable Transfer Date.  Schedule 1.5 sets forth with respect to each of the Seller Employees such person’s position, date of hire, current salary, bonus range/potential, accrued PTO through the Closing Date, and amount of any other accrued benefits to which such person may be entitled or for which such person has made either written or oral claim to Seller.  Seller shall provide an updated Schedule 1.5 at Closing, which schedule shall be updated each time a Transferring Employee officially commences employment with Buyer or its Affiliate.  All Transferring Employees shall be employees at will, subject to Buyer’s or its Affiliate’s employment policies; provided, however, that Buyer shall provide all Transferring Employees with health/dental and other similar benefits that are substantively equivalent to (or greater than) the benefits offered to such Transferring Employees by Seller.  Nothing herein shall obligate Buyer or an Affiliate of Buyer to employ the Transferring Employees for any specific time period.  Nothing in this Section shall be construed to grant any employee any rights as a third party beneficiary.  Seller shall retain all liabilities with respect to any and all Seller Employees who are not Transferring Employees.  Buyer shall not terminate Ryan Zink’s employment with Buyer without “cause” (as defined in the Zink Employment Agreement) for a period of at least eighteen (18) months following the Closing Date.

Buyer agrees unconditionally to indemnify, defend and hold Seller and Shareholders harmless, on demand, from and against any and all Losses of every kind, nature or description which arise out of or result from or as a consequence of any claims of any nature brought by any Transferring Employees against Seller on and following the Closing Date through the applicable Transfer Date  of such Transferring Employee (the “Transition Period”) which claim relates to such Transition Period except for those Losses arising out of the acts or omissions of Seller.  The indemnification obligations set forth in this Section 1.5 shall be subject to the terms and provisions of Article IX hereof, but shall not be subject to any of the limitations set forth in Section 9.5 .

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     1.6. Purchases of Product Inventory.  Buyer covenants and agrees that to the extent applicable, it shall fill all customer product orders it receives after the Closing by first purchasing such products from Seller at Seller’s cost out of the Product Inventory (as the Product Inventory exists as of Closing); provided, however, that Buyer shall not be obliged to purchase, and Seller shall not sell to Buyer, any expired, defective or spoiled products.  Buyer shall make all payments owed Seller for the Product Inventory by the date that is the earlier of fifteen (15) days from invoice date for such shipment of products, or Buyer’s receipt of such products.  To the extent that Buyer receives a product order for a product that is not in the Product Inventory, Buyer shall be entitled to purchase that product from any other source.  Buyer shall be responsible for the costs of storing, insuring, handling and shipping the Product Inventory, and Buyer shall accept and dispose of, at its own cost, any returned products.

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 1.7. Instruments of Transfer.  The sale of the Acquired Assets and the assumption of the Assumed Liabilities as herein provided shall be effected at Closing by the Assignment and Assumption and Bill of Sale in the form attached hereto as Exhibit A (the “Bill of Sale”).

 1.8. Payment of Sales Taxes.  Seller covenants and agrees to pay any and all sales, use or other transfer taxes payable by reason of the transfer and conveyance of the Acquired Assets hereunder.  The parties will prepare and deliver and if necessary file at or before Closing all transfer tax returns and other filings necessary to vest in Buyer full right, title and interest in the Acquired Assets.

ARTICLE II
PURCHASE PRICE

 2.1. Purchase Price.  Subject to any adjustments pursuant to this Article II, and in reliance on Seller’s and Shareholders’ representations, warranties and covenants, the purchase price to be paid by Buyer to Seller for the Acquired Assets and the other rights set forth herein shall be payable as follows:

(i) Seven Hundred Thousand Dollars ($700,000) payable in cash at the Closing (the “Cash Purchase Price”);

(ii) Three Hundred Fifty Thousand Dollars ($350,000) in the form of a secured promissory note payable in eighteen (18) fixed monthly installments and accruing interest at the rate of six percent (6%) per annum, substantially in the form of Exhibit B-1 attached hereto (the "Installment Note");

(iii) An amount equal to the book value of those fixed assets of Seller listed on Schedule 2.1(iii) hereto (the “Fixed Assets”), such amount to be determined prior to the Closing, in the form of a secured promissory note, substantially in the form of Exhibit B-2 attached hereto (the "FAP Note");

(iv) An earn-out payment in the amount of Three Hundred Fifty Thousand Dollars ($350,000) (subject to adjustment based on Gross Profits from the Business, as described below), payable in six (6) consecutive, equal, quarterly installments (the "Earn-Out Amount");

(v) An amount equal to the book value of the Product Inventory which consists of component parts (i.e., lids, labels, bottles, boxes, packaging, etc.) listed on Schedule 2.1(v) hereto (the “Component Inventory”), such amount to be determined prior to the Closing, in the form of a secured promissory note,  payable in twelve (12) fixed monthly installments and

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(vi) accruing interest at the rate of six percent (6%) per annum, substantially in the form of Exhibit B-3 attached hereto (the "Component Inventory Note" and together with the Installment Note and the FAP Note, the “Notes”); and

(vii) Issuance by Buyer at the Closing of One Million Five Hundred Fifty Thousand (1,550,000) shares of unregistered Common Stock, par value $0.001 per share, of Buyer (the “Shares”), which Shares shall have such transfer rights and be subject to certain restrictions on resale and transfer as set forth herein and in that certain Stock Rights and Restriction Agreement by and among Buyer, Seller and the Shareholders in substantially the form of Exhibit C attached hereto (the “Stock Rights and Restriction Agreement”) (the “Equity Purchase Price” and together with the Cash Purchase Price, the Notes and the Earn-Out Amount, the “Purchase Price”).

In connection with the Notes, Earn-Out Amount and Buyer’s obligations with respect to the purchase of the Product Inventory after the Closing, Buyer will enter into a Security Agreement, substantially in the form attached hereto as Exhibit D (the “Security Agreement”), pursuant to which Buyer will grant Shareholders, for purposes of securing Buyer’s payment obligations under the Notes, and with respect to the Earn-Out Amount and Product Inventory purchases, a first priority security interest in and to the Acquired Assets and Product Inventory (assuming the Acquired Assets and Product Inventory are transferred to Buyer free and clear of all Liens).

 2.2. Gross Profit Adjustments to Earn-Out Amount.

(a) Determination of Adjustment Amount.  The projected Earn-Out Amount of $350,000 shall be payable in six (6) cash installments of Fifty-Eight Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($58,333.33) (each a “Target Quarterly Earn-Out Payment” and collectively the “Target Quarterly Earn-Out Payments”) payable over the six (6) consecutive quarters, which quarters will be measured commencing as of the Effective Date and terminating on March 30, 2010 (the “GP Period”).  Notwithstanding the foregoing, each Target Quarterly Earn-Out Payment shall be subject to adjustment based on Gross Profits earned during the relevant quarter of the GP Period as follows: To the extent that Gross Profits during the relevant quarter are (i) more than Seven Hundred Ninety-Nine Thousand Eight Hundred Twenty-Four Dollars ($799,824) (such amount, hereinafter the “GP Quarterly Target”), then the accompanying Target Quarterly Earn-Out Payment will be increased by the amount of the overage multiplied by 0.22 (e.g., if the amount of the overage is $100,000, then the applicable Target Quarterly Earn-Out Payment will be increased by $22,000 (100,000 x 0.22 = 22,000) for an actual payment of $80,333.33 for such quarter) or, (ii) less than the GP Quarterly Target, then the accompanying Target Quarterly Earn-Out Payment will be reduced, but not below zero, by the amount of the shortfall multiplied by 0.22 (e.g., if the amount of the shortfall is $100,000, then the applicable Target Quarterly Earn-Out Payment will be reduced by $22,000 (100,000 x 0.22 = 22,000) from $58.333.33 to $36, 333.33); provided, however, that if the amount of the product of the shortfall multiplied by 0.22 in a given quarter is greater than the applicable Target Quarterly Earn-Out Payment, then the amount of any such shortfall that cannot be applied to the applicable Target Quarterly Earn-Out Payment shall, at the discretion of Buyer, either be applied to reduction of the subsequent Target Quarterly Earn-Out Payment(s) as necessary to fully reflect the amount of such shortfall or carried over to the final Target Quarterly Earn-Out Payment (at which time, Seller shall pay any amounts due and owing to Buyer as a result of such shortfall; provided, however, Seller’s obligation to pay Buyer the amount of such shortfall shall in no event exceed the Actual Quarterly Earn-Out Payments previously received from Buyer).  The amount by which each Target Quarterly Earn-Out Payment is adjusted each quarter may hereinafter be referred to as a “GP Adjustment Amount” and collectively as the “GP Adjustment Amounts”.  Each Target Quarterly Earn-Out Payment, as reduced or increased by the applicable GP Adjustment Amount, shall hereinafter be referred to as an “Actual Quarterly Earn-Out Payment” and collectively as the “Actual Quarterly Earn-Out Payments”.

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(b) Adjustment Procedure.  Buyer shall deliver to the Shareholders no later than ten (10) business days after expiration of each quarter during the GP Period its calculations of the GP Adjustment Amount and the Actual Quarterly Earn-Out Payment for such quarter and such other supporting materials reasonably necessary to allow the Shareholders to validate such GP Adjustment Amount and such Actual Quarterly Earn-Out Payment (collectively, the “Earn-Out Materials”).  The auditors preparing the Earn-Out Materials will be auditors selected by Buyer.  Upon receipt of the Earn-Out Materials, the Shareholders shall have five (5) business days to review the Earn-Out Materials (the “GP Objection Period”).  The Earn-Out Materials and the calculations pertaining to each GP Adjustment Amount and each Actual Quarterly Earn-Out Payment shall be conclusive and binding on the parties unless the Shareholders provide the Buyer with written notice (a “GP Objection Notice”) within the GP Objection Period that the Shareholders dispute such computations.  In the event that a GP Objection Notice is provided to Buyer within the GP Objection Period, Buyer and the Shareholders shall use best efforts to resolve the dispute within ten (10) business days of Buyer’s receipt of the GP Objection Notice.  If Buyer and the Shareholders are unable to agree upon the dispute within such ten (10) business day period, Buyer and the Shareholders agree to resolve such dispute in accordance with Section 2.2(d) below.

(c) Payment of Target Quarterly Earn-Out Payments.  Buyer shall pay undisputed Actual Quarterly Earn-Out Payments within seven (7) business days of the termination of the applicable GP Objection Period; provided, however, that if a GP Objection Notice is tendered to Buyer within a GP Objection Period, then the applicable Actual Quarterly Earn-Out Payment shall be payable (A) within seven (7) business days of the date that Buyer, Seller and Shareholders resolve amongst themselves any dispute set forth in a GP Objection Notice pursuant to Section 2.2(b) above, or, (B) if the parties are unable to resolve such dispute amongst themselves pursuant to Section 2.2(b) as contemplated by clause (A) above, then the GP Adjustment Amount shall be payable within seven (7) business of the date that the Auditor (as defined below) renders final determination of the Actual Quarterly Earn-Out Payment as described in Section 2.2(d) below.

(d) Dispute Resolution.  If Buyer and the Shareholders are unable to resolve a dispute within fifteen (15) business days of Buyer’s receipt of the GP Objection Notice as contemplated by Section 2.2(b) above, Buyer and the Shareholders will mutually select an independent accounting firm (the “Auditor”) to make a determination of the GP Adjustment Amount Price.  In the event the parties are unable to agree on an independent accounting firm, the parties will select by lot (from a pool of three recognized accounting firms mutually selected by the parties) an independent, national accounting firm to serve as the Auditor.  The Auditor will render final determination of the Actual Quarterly Earn-Out Payment within thirty (30) days of its selection and such determination will be binding upon the parties.  The fees, costs and expenses of the accounting firm so selected will be borne by the party whose positions generally did not prevail in such determination, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by Buyer and 50% by the Shareholders.  In the event the Auditor rules in favor of Seller with respect to a particular Actual Quarterly Earn-Out Payment, Seller shall be entitled to interest from Buyer at the rate of six percent (6%) on said amount from the date said payment was payable by Buyer had Buyer not disputed said amount.

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(e) Operation of Business.  During the GP Period, Buyer shall use commercially reasonable best efforts to operate the Business substantially consistent with Seller’s past practices.

 2.3. Pro-Rations.  All ordinary course of business expenses incurred, such as utilities, will be pro-rated as of the Closing Date, such that Buyer is responsible for amounts incurred on or after the Closing Date and Seller is responsible for amounts incurred prior to the Closing Date.

 2.4. Allocation of Purchase Price.  Buyer and Seller acknowledge and agree that the Purchase Price shall be allocated to the Acquired Assets in accordance with Schedule 2.4 hereto, which allocation shall include asset valuation and an amount attributable to the covenants not to compete set forth in the Non-Competition Agreements.  Seller further acknowledges and agrees that (a) execution of the Non-Competition Agreements is a material inducement to Buyer to enter into this Agreement, and Buyer is doing so in reliance upon full compliance by Seller and each Shareholder agreeing to be bound by such covenants; and (b) in light of such reliance, the amount allocated herein to the covenants not to compete is not intended by the parties as a measure of damages that might be incurred by Buyer in the event of a breach of such covenant.  Buyer and Seller agree to report the transactions contemplated by this Agreement for federal and state income tax purposes in accordance with such allocation.  The parties shall execute all forms required to be filed for tax purposes with any taxing authority in a manner consistent with the allocation on Schedule 2.4 hereto.

 2.5. Negotiated Value.  The parties agree that the Purchase Price and the Purchase Price allocation set forth on Schedule 2.4 reflect the fair value of the Seller’s Business and the fair values of the Acquired Assets, respectively, agreed to by the parties hereto as a result of arms’ length negotiations.

 2.6. Distribution of Shares to Shareholders.  Seller shall be entitled to transfer the Shares to the Shareholders as provided in the Stock Rights and Restriction Agreement.

 2.7. Bulk Sales Compliance.  Seller represents and warrants to Buyer that Nebraska does not have any laws with respect to the bulk transfer of assets which would be applicable to the sale of the Acquired Assets.

ARTICLE III

CLOSING

The closing of the sale and purchase of the Acquired Assets (the “Closing”) shall take place on October 1, 2008 (the “Closing Date”) by facsimile or other electronic transmission (with original copies to follow via United States or overnight mail).  Buyer, Seller and Shareholders shall use their respective good faith efforts to close this transaction as promptly as possible after the Effective Date.  Closing shall be deemed to have occurred at 12:01 a.m. local time at the location of Seller’s Business on the Closing Date.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

Seller jointly and severally and Shareholders severally (in proportion to the stock ownership of each in Seller as of immediately prior to the Closing) hereby represent and warrant to Buyer, as of the Effective Date and as of the Closing Date (except for those representations and warranties that are made as of the Closing Date only, which are true and correct as of the Closing Date), as follows:

 4.1. Organization, Good Standing and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the provisions of the laws of the State of Nebraska, and, except as set forth on Schedule 4.1 hereto, is qualified and licensed to do business in every other jurisdiction in which it conducts business or the nature of its business and operations would require qualification as a foreign corporation, except where the failure to be qualified would not, individually or in the aggregate, cause a Seller Material Adverse Effect.  Seller has all requisite power and authority to own and operate its properties and to carry on its business as now conducted.  Seller has all power and authority to enter into all of the Acquisition Agreements to which Seller is a party and to carry out and perform its obligations under the Acquisition Agreements.

 4.2. Authorization; Binding Obligation.  Seller and each Shareholder have full legal and corporate (in the case of Seller) right, power, and authority to execute and deliver the Acquisition Agreements to which Seller is a party, and to carry out the transactions contemplated thereby. The execution and delivery by Seller of the Acquisition Agreements and all of the documents and instruments required thereby and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action on the part of Seller.  The Acquisition Agreements to which Seller and the Shareholders are a party and each of the other documents and instruments required thereby or delivered in connection therewith have been duly executed and delivered by Seller and the Shareholders, and constitute the legal, valid and binding obligations of Seller and Shareholders, enforceable against them in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

 4.3. Consents and Approvals.

(a) Governmental Consents and Approvals.  Except as set forth on Schedule 4.3(a), to the Knowledge of Seller no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance of this Agreement or any other Acquisition Agreement by Seller and the Shareholders, the transfer of the Acquired Assets to Buyer and the operation of the Seller’s Business by Buyer after Closing (each, a “Governmental Approval”).

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(b) Third Party Consents.  Except as set forth on Schedule 4.3(b), to the Knowledge of Seller, no consent, approval or authorization of any non-governmental third party is required in order to consummate the transactions or perform the related covenants and agreements contemplated hereby or to vest full right, title and interest in the Acquired Assets free and clear of any Lien upon Buyer, all without any change in the Acquired Assets and all rights therein after Closing (each, a “Third Party Consent”).

 4.4. No Violation.  The execution, delivery, compliance with and performance by Seller and the Shareholders of the Acquisition Agreements and each of the other documents and instruments delivered in connection therewith do not and will not (a) violate or contravene the organizational certificates, documents and agreements, as amended to date, of Seller, (b) violate or contravene any law, statute, rule, regulation, order, judgment or decree to which Seller or any Shareholder is subject except where such violation or contravention would not, individually or in the aggregate, cause a Seller Material Adverse Effect, (c) except for any Third Party Consents which are not obtained, conflict with or result in a breach of or constitute a default by any party under any contract, agreement, instrument or other document to which Seller or any Shareholder is a party or by which Seller or any Shareholder or any of their assets or properties are bound or subject or to which any entity in which Seller or any Shareholder has an interest, is a party, or by which any such entity is bound, or (d) result in the creation of any Lien upon the Acquired Assets or Seller’s Business or any interest of the Shareholders therein.

 4.5. Licenses and Permits.  Schedule 4.5 attached hereto contains a true, correct and complete list and summary description of all Licenses which have been issued to Seller in connection with the Acquired Assets or Seller’s Business (the “Seller Licenses”).  Each Seller License is valid and in full force and effect as of the date hereof, no Seller License is subject to any Lien, limitation, restriction, probation or other qualification and there is no default under any Seller License or any basis for the assertion of any default thereunder.  Schedule 4.5 specifies the holder of each Seller License and whether or not such Seller License is transferable to Buyer.  There is no investigation or proceeding, pending or, to the Knowledge of Seller, threatened that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Seller License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Seller License or, to Seller’s Knowledge, any basis therefor.  To Seller’s Knowledge, Seller and the Shareholders have, and have had at all relevant times, all Licenses that are or were necessary in order to enable Seller to own the Acquired Assets and conduct Seller’s Business.

 4.6. Ownership; No Subsidiaries.  The Shareholders own all of the issued and outstanding shares of capital stock of Seller, and there are no other outstanding rights (contingent or otherwise) to acquire, directly or indirectly, any securities of Seller nor are there outstanding any securities (other than the Shares) directly or indirectly convertible into or exercisable or exchangeable for shares of capital stock of Seller.  Seller does not own and has not owned, either directly or indirectly, any interest or investment (whether debt or equity) in or been a member of any corporation, partnership, joint venture, business trust or other entity, except as set forth on Schedule 4.6 hereto.

 4.7. Acquired Assets.  Except for that portion of the Shared Assets owned by Complete Nutrition, Inc., Seller is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, clear, indefeasible, insurable and marketable title to, all of the Acquired Assets free of all Liens.  All of the Acquired Assets have been maintained in accordance with normal industry practice, and are in good operating condition and repair.  During the past three (3) years, there has not been any interruption of the operations of the Seller’s Business due to the condition of any of the Acquired Assets.  Except for the Excluded Assets, the Acquired Assets include all assets, properties and rights used by Seller in connection with the Seller’s Business and which are necessary or desirable for Buyer to continue the Seller’s Business as historically and currently conducted following Closing.  Seller will convey to Buyer on the Closing Date all of the Acquired Assets free and clear of any Lien, including the conveyance to Buyer of any Acquired Asset not owned by Seller on the Effective Date or not owned free of any Lien by Seller on the Effective Date, which items are set forth on Schedule 4.7.

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 4.8. Leases of Personal Property.  For the purposes of this Agreement, “Personal Property Leases” means any lease, conditional or installment sale contract, Lien or similar arrangement to which any tangible personal property used by Seller in connection with the operation of Seller’s Business is subject.  Except as set forth on Schedule 4.8, none of the tangible personal property used by Seller in connection with the operation of Seller’s Business is subject to a Personal Property Lease.  Seller has delivered to Buyer a complete and correct copy of each Personal Property Lease listed on Schedule 4.8.  All of such Personal Property Leases are valid, binding and enforceable in accordance with their respective terms and are in full force and effect.  Seller is not in default under any of such Personal Property Leases and there has not been asserted, either by or against Seller under any of such Personal Property Leases, any notice of default, set-off or claim of default.  To Seller’s Knowledge, the parties to such Personal Property Leases other than Seller are not in default of their respective obligations under any of such Personal Property Leases.  To Seller’s Knowledge, there has not occurred any event which, with the passage of time or giving of notice (or both), would constitute such a default or breach under any of such Personal Property Leases by any other party thereto.  Each Personal Property Lease is separately designated on Schedule 4.8 as either a Personal Property Lease that Seller has agreed to assign and that Buyer has agreed to assume (each, an “Assigned Personal Property Lease”) or as a Personal Property Lease that shall be paid off by Seller prior to Closing at its own expense or paid off at Closing with a portion of the Purchase Price (each, a “Terminated Personal Property Lease”).

 4.9. Financial Statements.  Set forth on Schedule 4.9 are (a) the unaudited balance sheets of Seller as of December 31, 2006 and December 31, 2007, and the related statements of income for each of the applicable 12-month periods then ended, prepared in accordance with GAAP (the “Year-End Financial Statements”), and (b) the unaudited balance sheets of Seller as of August 30, 2008 and the related unaudited statements of income for the period then ended, prepared in accordance with GAAP (the “Interim Financial Statements”).  The Year-End Financial Statements and the Interim Financial Statements are referred to herein collectively as the “Financial Statements.”  The Financial Statements fairly present the financial condition and the results of operations and cash flow of Seller’s Business as of the respective dates of and for the periods referred to in such financial statements, in all material respects, all in accordance with GAAP, subject to the absence of footnotes, provided that any disclosure omitted due to the absence of such footnotes does not either individually or in the aggregate cause a Seller Material Adverse Effect.  The Financial Statements reflect the consistent application of GAAP throughout the periods involved, subject to normal recurring year-end adjustments and the absence of footnotes.

    4.10. Absence of Certain Events.  Except as noted on Schedule 4.10, since the date of the Interim Financial Statements, Seller’s Business has been conducted only in the ordinary course and in a manner consistent with past practices.  As amplification and not in limitation of the foregoing, since the date of the Interim Financial Statements, with respect to Seller’s Business, there has not been:

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(a) any decrease in the value of the Acquired Assets other than ordinary depreciation consistent with past practices;

(b) any voluntary or involuntary sale, assignment, license or other disposition, of any kind, of any property or right included in the Acquired Assets, except as specifically contemplated by this Agreement and except for sale of product inventory in the ordinary course of business;

(c) any Lien imposed or created on the Acquired Assets;

(d) any Seller Material Adverse Effect or event which could reasonably be expected to cause a Seller Material Adverse Event;

(e) any damage or destruction of any of the assets that are material (either individually or in the aggregate with other damaged or destroyed assets) in Seller’s Business by fire or other casualty, whether or not covered by insurance;

(f) any sale, transfer, assignment, termination, modification or amendment of any Contract, except for terminations, modifications and amendments of Contracts made in the ordinary course of business consistent with past practice and which would not have a Seller Material Adverse Effect;

(g) any notice (written or oral) to Seller that any Contract has been breached or repudiated or will be breached or repudiated;

(h) except in the ordinary course of business, or otherwise as necessary to comply with any applicable minimum wage law, any increase in the salary or other compensation of any employee or consultant engaged in Seller’s Business, or any increase in or any addition to other benefits to which any such employee or consultant may be entitled;

(i) any extraordinary compensation, bonus or distribution to Seller or to any Affiliate of Seller;

(j) any pending or threatened litigation against Seller or any Shareholder;

(k) any failure to pay or discharge when due any liabilities which arose out of the ownership or operation of Seller’s Business;

(l) any change in any of the accounting principles adopted by Seller, or any change in Seller’s policies, procedures, or methods with respect to applying such principles;

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(m) any transaction or Contract outside the ordinary course of business or involving an amount in excess of $5,000;

(n) any termination of key personnel of Seller;

(o) any dividends or distributions paid to Shareholders or to any other Affiliates of  Seller; or

(p) any action that if taken after the Effective Date would constitute a breach of any of the covenants in Section 6.1 hereof.

 4.11. Legal Proceedings.  Except as set forth on Schedule 4.11, there is no action, suit, litigation, proceeding or investigation pending or, to the Knowledge of Seller, threatened by or against Seller or any Shareholder (but in the case of Shareholders, relating directly or indirectly to Seller’s Business or the Acquired Assets or a Shareholder’s ownership interest in Seller and right to enter into the transactions contemplated hereby), and neither Seller nor any Shareholder has received any written or oral claim, complaint, incident, report, threat or notice of any such proceeding or claim and neither Seller nor any Shareholder is aware of any basis therefor.  Neither Seller nor any Shareholder has received any opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or claim relating to the Acquired Assets or to the business, prospects, financial condition, operations, property or affairs of Seller’s Business.  There are no outstanding orders, writs, judgments, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting Seller or the Acquired Assets, and to the Knowledge of Seller there are no facts or circumstances which may result in the institution of any such action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting Seller, the Acquired Assets or the transactions contemplated hereby.  Seller is not in default with respect to any order, writ, injunction or decree known to or served upon it from any court or any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

 4.12. Solvency and Value of Transfer.  There is no bankruptcy or insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting Seller or any Shareholder, and neither Seller nor any Shareholder has taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.  Neither Seller nor any Shareholder is insolvent under any bankruptcy, receivership or insolvency law, and since September 30, 2005 has been paying debts as they become due and within vendor terms.  The value of the Purchase Price is equal to the negotiated value of the Acquired Assets and the other rights granted to Buyer herein, as indicated on Schedule 2.4.  As of the Closing Date, after the Purchase Price is paid as provided for under this Agreement, the fair value of all of Seller’s assets will be equal to or greater than the total amount of the retained debts of Seller.  Seller’s sale of the Acquired Assets has not been undertaken with the intention to hinder, delay or defraud Seller’s current or future creditors.

      4.13. Compliance with FDA and FTC Regulations.
    (a) Except as disclosed in Schedule 4.13, to the Knowledge of Seller, Seller is in compliance with all applicable laws, rules, regulations and orders administered or issued by the United States Food and Drug Administration (“FDA”) or any comparable governmental authority (“FDA Laws”) and the United States Federal Trade Commission (“FTC”).

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(b) To the Knowledge of Seller, Seller has all material authorizations, approvals, licenses, permits, certificates, registration or exemptions for the FDA or other comparable governmental authorities required to conduct its business and produce, market, sell and distribute its products as currently conducted and as contemplated to be conducted (“Registrations”).  To the Knowledge of Seller, each of the Registrations is valid and is in full force and effect.  To Seller’s Knowledge, neither the FDA nor any other governmental authority is or may consider limiting, suspending, or revoking such Registrations or changing the marketing classification or labeling of Seller’s products.  There is no false or misleading information, or, to the Knowledge of Seller, significant omission in any product application or other submission of Seller to the FDA or any comparable governmental authority.  To the Knowledge of Seller, Seller has fulfilled and performed all material obligations under each Registration , and no event has occurred or condition or state of facts exists that would reasonably be expected to constitute a violation or cause revocation or termination of any such Registration.  To Seller’s Knowledge, all third parties that are manufacturers, contractors, or suppliers for the Seller are in compliance with all applicable FDA Laws  insofar as they pertain to the manufacture of products for the Seller.

(c) To the Knowledge of Seller, all products developed, manufactured, distributed or marketed by or on behalf of Seller that are subject to the jurisdiction of the FDA or any comparable governmental authority or the FTC have been and are being developed, manufactured, distributed and marketed in compliance with FDA Laws and marketed and sold in compliance with the requirements of the FTC.

(d) Seller has not received any written notice during the past five (5) years from the FD  or any comparable governmental authority nor the FTC or any comparable governmental authority that alleges that Seller is not in compliance in any respect with FDA Laws or the laws, rules, regulations and orders of the FTC or any comparable governmental authority.  To the Knowledge of Seller, Seller is not subject to any obligation arising under an administrative or regulatory action or commitment made to the FDA, the FTC or any comparable governmental authorities.  Seller has appropriately responded to all observations made by the FDA during inspections and to all allegations made in other correspondence from the FDA, the FTC or any comparable governmental authorities.

(e) No product has been seized, withdrawn, detained or subject to a suspension of manufacturing and, to the Knowledge of Seller, there are no facts or circumstances likely to cause the FDA, the FTC or any comparable governmental authorities to require (i) the seizure, recall, detention, safety alert or any suspension of manufacturing, distribution or sale of any product, or (ii) a change in the labeling of any product of Seller.  No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, or seizure of any product are pending or, to the Knowledge of Seller, threatened against Seller.

4.14. Compliance with Laws.
   (a) Schedule 4.14 lists all claims, statements, and other matters (including, but not limited to, all correspondence or communications with governmental agencies, intermediaries or other relevant authorities) that involves, relates to or alleges any violation of any applicable rule, regulation, policy or requirement of or related to (or any irregularity with respect to) any activity, practice or policy of Seller or Seller’s Business.  To Seller’s Knowledge, there are no such violations or irregularities nor, to Seller’s Knowledge, are there any grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any government agency, intermediary or other relevant authority with respect to any of the activities, practices, policies or claims of Seller or Seller’s Business.    Seller is not currently subject to any outstanding audit by any such government agency, intermediary or other authority, and, to Seller’s Knowledge, there are no grounds to anticipate any such audit in the foreseeable future.

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            (b) To Seller’s Knowledge, Seller has not violated and is in compliance with all applicable Laws.  Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any Laws, and to Seller’s Knowledge no existing circumstances are likely to result in a violation of any Law.

(c) To Seller’s Knowledge, Seller has complied with all Environmental Laws and Seller has not received any notice alleging any violation of any Environmental Laws with respect to Seller’s Business or the Acquired Assets.  Any past noncompliance with Environmental Laws by or with respect to Seller’s Business is identified by Seller on Schedule 4.14, and has been resolved without any pending or threatened, ongoing or future obligation, cost or liability.  To Seller’s Knowledge, there has been no Release of Hazardous Materials in violation of any Environmental Law on the Premises.  To Seller’s Knowledge, there is no asbestos or asbestos-containing material on the Premises.  To Seller’s Knowledge, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any Remedial Action or notice to or consent of any governmental authority or third party pursuant to any applicable Environmental Law.

(d) To Seller’s Knowledge, Seller has complied with all applicable requirements of the Occupational Safety and Health Act and all applicable state equivalents, and with all applicable regulations promulgated under any such legislation, and with all orders, judgments, and decrees of any tribunal under such legislation, that apply to Seller’s Business, the Acquired Assets or the Premises, and, except as set forth on Schedule 4.14, Seller has not received any notice alleging any violation thereof.

 4.15. Employment Matters.

(a) Schedule 1.5 hereto contains a true and accurate list of each Seller Employee, together with such person’s position, date of hire, current salary, accrued paid time off, and amount of any other accrued benefits to which such person may be entitled or for which such person has made either written or oral claim to Seller, whether or not such Seller Employee is designated as a Transferring Employee.  Seller has paid or made provision for the payment of all accrued benefits and wages for all Seller Employees through the Closing Date.

(b) Except as indicated on Schedule 1.5, no Transferring Employee (i) has an employment agreement with Seller, whether written or oral or (ii) has indicated that he or she intends  to terminate his or her employment with Seller or seek a material change in his or her duties or status.  To Seller’s Knowledge, each Seller Employee, including without limitation each Transferring Employee, who is required to be licensed by applicable law is so licensed, and copies of such Licenses are attached to Schedule 1.5 hereto.

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(c) Except as listed on Schedule 4.15(c), (i) Seller is not a party to any collective bargaining contracts or any other contracts, agreements or understandings with any labor unions or other representatives of the Seller Employees (a “Labor Contract”); (ii) Seller is not subject to any union organizing activities; (iii) Seller has not breached or otherwise failed to comply with any provision of any Labor Contract, and there are no grievances outstanding against Seller under any Labor Contract; (iv) there are no unfair labor practice complaints pending against Seller with respect to the Seller Employees before the National Labor Relations Board or any current union representation questions involving the Seller Employees; and (v) there is no strike, slowdown, work stoppage or lockout or, to Seller’s Knowledge, threat thereof, by or with respect to the Seller Employees.  The consent of any labor union which is a party to any Labor Contract is not required to consummate the transactions contemplated by this Agreement.

(d) Buyer shall not assume any liability or responsibility for any benefit or other obligations arising out of or under any Employee Benefit Plan to which any Transferring Employee or Seller Employee is or may be entitled to without regard to whether such obligation or responsibility arises under the terms of such Employee Benefit Plan or applicable Law.  Seller shall retain all liability and responsibility for benefits, administration and compliance with the terms of any and all Employee Benefit Plans and applicable Laws with regard to any and all Employee Benefit Plans.

(e) To Seller’s Knowledge, no person employed by or affiliated with Seller has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and, no person employed by or affiliated with Seller has violated any confidential relationship which such person may have had with any third party while working on behalf of Seller, and Seller has no reason to believe that any such event could occur.

 4.16. Benefit Plan Compliance with Provisions of Applicable Law.  Except as described in Schedule 4.16, Seller, for the benefit of any of Seller Employees or Transferring Employees, does not maintain or contribute to, nor have any liability or responsibility with respect to any Employee Benefit Plan.  Seller has not incurred any liability (other than normal claims for benefits under its welfare plans) under any provision of ERISA or other applicable Law relating to any Employee Benefit Plan.  Each Employee Benefit Plan has been established, maintained and administered in compliance with its terms and complies, both in form and operation, with the applicable provisions of ERISA (including without limitation the funding and prohibited transactions provisions thereof), the Code, and all other state and federal applicable Laws, except where any such failure to comply would not, individually or in the aggregate, have a Seller Material Adverse Effect.  No Employee Benefit Plan is funded through a trust intended to be exempt from tax pursuant to Section 501 of the Code.  Neither Seller nor any ERISA Affiliate has ever maintained or contributed to any plan or arrangement subject to Title IV of ERISA or Section 412 of the Code, a multiemployer plan as described in Section 3(37) of ERISA or a “multiple employer plan” as described in Section 3(40) of ERISA or Section 413(c) of the Code, and Seller has never had any liability with respect to any such plan sponsored or maintained by an ERISA Affiliate.  No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (through insurance or otherwise) with respect to employees or former employees beyond their retirement or other termination of service other than coverage mandated by applicable Law.  No Employee Benefit Plan which is a group health plan, as described in Section 5000(b)(1) of the Code is self-insured.  No Employee Benefit Plan liability, contingent or otherwise, shall affect any of the Acquired Assets, including but not limited to subjecting such Acquired Assets to attachment, forfeiture, seizure liquidation or use as collateral.

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 4.17. No Undisclosed Liability.  Except as and to the extent of the amounts specifically accrued or disclosed in the Financial Statements, Seller does not have any liabilities or obligations of any nature whatsoever, due or to become due, accrued, absolute, contingent or otherwise, required by GAAP to be reflected on a balance sheet, except for such liabilities or obligations that would not, individually or in the aggregate, cause a Seller Material Adverse Effect.  Such liabilities and obligations were incurred in the ordinary course of business and consistent with past practice.  To Seller’s Knowledge, there is no basis for the assertion against Seller of any liability or obligation required by GAAP to be fully and expressly accrued or disclosed in the Financial Statements.  Seller has not incurred any liabilities to customers or suppliers for discounts, returns, promotional allowances or otherwise in connection with Seller’s Business or any liability for rebates, refunds, allowances or returns for goods or services provided to, by or for the account of Seller which have not been accrued or disclosed in the Financial Statements.

 4.18. No Brokers.  Neither Seller nor any Affiliate of Seller has employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement.  Seller and its Affiliates agree to indemnify and hold harmless Buyer for any claims brought by any broker, finder or other agent claiming to have acted on behalf of Seller or an Affiliate of Seller in connection with the purchase and sale of the Acquired Assets or Seller’s Business.

 4.19. Taxes.  Seller has filed, or has caused to be filed, on a timely basis and subject to all permitted extensions, all Tax Returns with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were correct and complete.  All Taxes that are shown as due on such Tax Returns have been timely paid, or delinquencies cured with payment of any applicable penalties and interest, as of the Closing Date.  There are no Liens for Taxes on any Acquired Assets of Seller, to the Knowledge of Seller no basis exists for the imposition of any Liens and the consummation of the transactions contemplated by this Agreement will not give rise to any Liens for Taxes on any Acquired Assets.  No adjustment of or deficiency of any Tax or claim for additional Taxes has been proposed, asserted, assessed or to the Knowledge of Seller threatened against Seller or any member of any affiliated or combined group of which Seller is or was a member or for which Seller could be liable, and to Seller’s Knowledge there is no basis therefor.  Except as set forth on Schedule 4.19, Seller has no dispute with any taxing authority as to Taxes of any nature.  To Seller’s Knowledge, there are no audits or other examinations being conducted or threatened, and there is no deficiency or refund litigation or controversy in progress or threatened with respect to any Taxes previously paid by Seller or with respect to any returns previously filed by Seller or on behalf of Seller.  Seller has not made any extension or waiver of any statute of limitations relating to the assessment or collection of Taxes. There are in effect no powers of attorney or other authorizations to any persons or representatives of Seller with respect to any Tax.  Buyer shall have no liability for any Taxes related to the ownership or operation of the Acquired Assets or the Seller’s Business for the periods prior to the Closing Date.

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 4.20. List of Contracts.

(a) For purposes of this Agreement, “Contracts” means all material agreements, contracts and commitments, written or oral, to which Seller is a party or by which Seller or any of its properties, the Acquired Assets or the Seller’s Business is bound including, without limitation: (i) notes, loans, credit agreements, mortgages, indentures, security agreements, operating leases, capital leases and other agreements and instruments relating to the borrowing of money or extension of credit and any contract of suretyship or guaranty; (ii) all employment and consulting agreements and arrangements, and all bonus, compensation, pension, insurance, retirement, deferred compensation and other plans, agreements, trusts, funds and other arrangements for the benefit of employees; (iii) agreements, orders or commitments for the purchase by Seller of inventories and supplies which involve annual purchases exceeding $5,000; (iv) agreements, orders or commitments for the sale or lease to customers of goods or services which involve annual sales exceeding $5,000; (v) licenses of patents, copyrights, trademarks and other intangible property rights; (vi) agreements or commitments for capital expenditures in excess of $5,000 for any single project; (vii) any joint venture, partnership or other agreement involving a share of profits or losses; (viii) any contract, agreement or arrangements with any Affiliate; (ix) any agreement restricting competition or the business activities of any person or entity; (x) any agreement for the purchase or sale of any Acquired Asset; (xi) all leases of real property; and (xii) any other agreements or obligations material to Seller’s Business or the Acquired Assets.  Schedule 4.20 hereto contains a complete and correct list of Contracts, including a complete description for any oral Contracts.  Each Contract is separately designated on Schedule 4.20 as either a Contract that Seller has agreed to assign and that Buyer has agreed to assume (each, an “Assigned Contract”) or as a Contract that shall be retained or terminated by Seller, in its discretion and at its own expense (each, a “Retained Contract”).

(b) Seller is not in default under the terms of any Contract, except where such default would not have, individually or in the aggregate, a Seller Material Adverse Effect.  No event has occurred that would constitute a default by Seller under any Contract, nor has Seller received any notice of any default under any Contract.  To the Knowledge of Seller, the counterparties to the Contracts are not in default under the terms thereof, nor has any event occurred that would constitute a default by any such counterparty under any Contract, nor has Seller received any notice of any such counterparty’s default under any Contract.

(c) Seller has made no prepayments or deposits under any Contract except as set forth on Schedule 4.20.

(d) The Contracts are valid and binding obligations and in full force and effect and have been entered into in the ordinary course of business, consistent with past practice.  Seller has not received any notice from any other party to a Contract of the termination or threatened termination thereof, nor any claim, dispute or controversy thereon, and has no Knowledge of the occurrence of any event which would allow any other party to terminate any Contract, nor has Seller received notice of any asserted claim of default, breach or violation of, any Contract and to Seller’s Knowledge there is no basis therefore.

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(e) Except for any Third Party Consents which are not obtained, the consummation of the transactions contemplated by this Agreement will not constitute a default under any Contract (including without limitation, the Assigned Contracts) nor will it trigger any other provision in a Contract that would result in a material change in such Contract, including without limitation the requirement for a transfer fee or new deposit, acceleration of any rights of the other party such Contract, imposition of material obligations, or termination thereof.

 4.21. Real Properties.  Schedule 4.21 sets forth a true and complete description of all real property used in connection with the Seller’s Business (the “Premises”).  Seller has sufficient title to those Premises which it owns, if any, and has the right to use those Premises which it leases from third parties, to conduct Seller’s Business as currently conducted.  Seller holds the Premises free and clear of all claims or rights of any third parties and, except as set forth on Schedule 4.21, the possession of the Premises by Seller has not been disturbed and no claim has been asserted against Seller adverse to its rights in such Premises.  To Seller’s Knowledge, all improvements, fixtures and all structures on the Premises and the current uses of the Premises conform to all applicable federal, state and local laws, building, health and safety and other ordinances, laws, rules and regulations.  To Seller’s Knowledge, applicable zoning laws permit the presently existing improvements and the conduct and continuation of Seller’s Business as being conducted on the Premises.

 4.22. Financing Statements.  There are no financing statements under the Uniform Commercial Code which name Seller as debtor or lessee filed in any state, except as set forth on Schedule 4.22.  Except for those no longer in effect, Seller has not signed any financing statement or any security agreement under which a secured party thereunder may file any such financing statement.

 4.23. Transactions With Affiliates.  Except as set forth on Schedule 4.23, no Shareholder, corporate member, director, officer or employee of Seller or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of any equity interest, is a party to any transaction with Seller, including any contract, agreement or other arrangement providing for the employment of, furnishing of goods or services by, rental of real or personal property from or to or otherwise requiring payments or involving other obligations to any such person or firm.

 4.24. Insurance.  Seller is, and will through the Closing Date be, insured with responsible insurers (including without limitation general liability insurance coverage of the Acquired Assets and Premises and professional liability coverage) against risks normally insured against by similar businesses under similar circumstances.  Schedule 4.24 correctly describes, by type, carrier, policy number, limits, premium and expiration date, the insurance coverage carried by Seller, which insurance will remain in full force and effect in accordance with policy terms, with respect to all events occurring prior to the Closing Date.  Schedule 4.24 also states whether each such policy is carried on a “claims made” or “occurrence” basis.  All such insurance policies are owned by and payable solely to Seller.  Seller has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, has not received notice of cancellation or non-renewal of any such policy or binder and is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder.  There are no outstanding claims under any such policy which have gone unpaid for more than thirty (30) days, or as to which the insurer has disclaimed liability.

         4.25. Intellectual Property.  Schedule 4.25 sets forth a list of Intellectual Property owned, controlled or used by Seller, together in each case with a brief description of the nature of such right.  To Seller’s Knowledge, all Seller-owned fictitious or assumed business names, patents, copyrights and trademarks listed in Schedule 4.25 are valid and in full force and all applications listed therein as pending have been prosecuted in good faith as required by law and are in good standing.  To Seller’s Knowledge, there has been no infringement by Seller or any of its Affiliates with respect to any Intellectual Property rights of others.  To Seller’s Knowledge, Seller owns or possesses adequate licenses or other rights to use all Intellectual Property necessary or desirable to conduct Seller’s Business as conducted, none of which rights will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of Seller thereunder will be enforceable by Buyer immediately after Closing without the consent or agreement of any other party.  None of the Intellectual Property listed in Schedule 4.25 is involved in any interference or opposition proceeding, and there has been no written notice received by Seller or any other indication that any such proceeding will hereafter be commenced.  Seller has not granted any person or entity any right to use any of the Intellectual Property for any purpose.  Schedule 4.25 sets forth all Intellectual Property necessary or desirable to conduct Seller’s Business that constitute Shared Assets, as well as a description of such Shared Assets.  Seller represents and warrants that it has sufficient rights to transfer its interest in the Shared Assets to Buyer, and that upon, consummation of the transactions contemplated hereby, Seller shall have transferred to Buyer all of Seller’s ownership interest in the Share Assets.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents, warrants and covenants to Seller and Shareholders, as of the Effective Date and as of the Closing Date, as follows:

 5.1. Organization, Good Standing and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Buyer has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted, to enter into this Agreement and to carry out and perform its obligations under the Acquisition Agreements to which Buyer is a party.

 5.2. Authorization; Binding Obligation.  Buyer has the corporate power and authority to execute and deliver this Agreement, and to carry out the transactions contemplated hereby.  The execution and delivery by Buyer of the Acquisition Agreements to which Buyer is a party and all of the documents and instruments required thereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer, and copies of the corporate minutes approving such transactions have been provided to Seller.  The Acquisition Agreements to which Buyer is a party and each of the other documents and instruments required hereby have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

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 5.3. Legal Proceedings.  There are no actions, suits, litigation, or proceedings pending or to Buyer’s knowledge, threatened against Buyer which would reasonably be expected to materially and adversely affect Buyer’s ability to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

 5.4. No Brokers.  Buyer has not employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement.  Buyer agrees to indemnify Seller for any claims brought by any broker, finder or other agent claiming to have acted on behalf of Buyer in connection with this sale.

 5.5. No Violation.  The execution, delivery, compliance with and performance by Buyer of the Acquisition Agreements to which Buyer is a party and each of the other documents and instruments delivered in connection therewith do not and will not (a) violate or contravene the organizational certificates, documents and agreements, as amended to date, of Buyer, (b) violate or contravene any law, statute, rule, regulation, order, judgment or decree to which Buyer is subject, or (c) conflict with or result in a breach of or constitute a default by any party under any contract, agreement, instrument or other document or contract to which Buyer is a party or by which Buyer or any of its assets or properties are bound.

 5.6. Consents and Approvals.

(a) Governmental Consents and Approvals.  No registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality on the part of Buyer is or will be necessary for the valid execution, delivery and performance by Buyer of this Agreement or any other Acquisition Agreement, except for such registrations, filings, consents, approvals or other actions that, if not made or obtained, would not have a material adverse effect on the business, operations or financial condition of Buyer, or would not prevent the parties from consummating the transactions contemplated herein and under the other Acquisition Agreements.

(b) Third Party Consents.  No consent, approval or authorization of any non-governmental third party on the part of Buyer is required in order for Buyer to consummate the transactions or perform the related covenants and agreements contemplated hereby, except for such consents, approvals or authorizations that, if not obtained, would not have a material adverse effect on the business, operations or financial condition of Buyer, or would not prevent the parties from consummating the transactions contemplated herein and under the other Acquisition Agreements.

 5.7. Commission Documents, Financial Statements.  The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and, except as disclosed on Schedule 5.7 hereto, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Sections 13, 14 or 15(d) thereof (all of the foregoing and all exhibits included therein and financial statement and schedules thereto, including filings incorporated by reference therein being referred to herein as the “Commission Documents”).  At the times of their respective filings, the Form 10-Q for the fiscal quarters ended June 30, 2008 and March 31, 2008 (collectively, the “Form 10-Q”) and the Form 10-KSB for the fiscal year ended December 31, 2007 (the “Form 10-K”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and, to the Knowledge of the Company, the Form 10-Q and Form 10-K at the time of their respective filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the Commission Documents complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements, together with the related notes and schedules thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the Notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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 5.8. Issuance of Securities.  The Shares to be issued at the Closing have been duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof, and subject to and in reliance on the representations, warranties and covenants of the Purchasers made herein, the Shares will be validly issued, fully paid and nonassessable and free and clear of all liens, encumbrances and rights of refusal of any kind (except as contemplated herein and in the Stock Rights and Restriction Agreement).

 5.9. No Brokers.  Buyer has not employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement.  Buyer agrees to indemnify and hold harmless Seller and Shareholders for any claims brought by any broker, finder or other agent claiming to have acted on behalf of Buyer in connection with the purchase and sale of the Acquired Assets or Seller’s Business.

 5.10. No Implied Representations or Warranties; Due Diligence.  Buyer acknowledges and agrees that neither Seller nor Shareholders are making any representations or warranties whatsoever, express or implied, regarding the transactions contemplated herein and hereby except those representations and warranties explicitly set forth in this Agreement and in the other Acquisition Agreements.  Without limiting the generality of the foregoing: (i) and notwithstanding any otherwise express representations and warranties made by Seller and Shareholders in Article 4, neither Seller nor Shareholders makes any representation or warranty to Buyer with respect to any projections, estimates or budgets delivered to or made available to Buyer or its representatives of future revenues, expenses or expenditures or future results of operations; or (ii)  and except as expressly covered by representations or warranties contained in Article 4 and in the other Acquisition Agreements, neither Seller nor Shareholders makes any representation or warranty to Buyer with respect to, any other information or documents (financial or otherwise) made available to Buyer, its representatives or their counsel, accountants or advisers with respect to Seller or Shareholders.

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ARTICLE VI
COVENANTS

 6.1. Conduct of Seller’s Business Pending Closing.  Seller and Shareholders agree that, between the Effective Date and the Closing Date, unless Buyer shall consent in writing, (i) Seller’s Business shall be conducted only in, and none of Seller or any Shareholder shall not take any action except in, the ordinary course of business consistent with past practice, (ii) Seller and Shareholders shall use reasonable efforts to keep available the services of Seller Employees and to preserve the current relationships of Seller’s Business with such of the customers, suppliers, contractors and other persons with which Seller has significant business relations in order to preserve substantially intact Seller’s Business, and (iii) Seller and Shareholders shall preserve intact the Acquired Assets.  By way of amplification and not limitation, between the Effective Date and the Closing Date, Shareholders shall not and Seller shall not, and shall neither cause nor permit any of Seller’s Affiliates, officers, directors, employees and agents to, directly or indirectly, do, or agree to do, any of the following with respect to Seller’s Business or the Acquired Assets, without the prior written consent of Buyer:

(a) Sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of Seller’s Business, or any capital stock of Seller (including any capital stock held by any Shareholder), or any of the Acquired Assets except in the ordinary course of business and in a manner consistent with past practice; provided, however, that the aggregate amount of any such sale or disposition (other than a sale or disposition of products or other inventory in the ordinary course of business consistent with past practice, as to which there shall be no restriction on the aggregate amount), or pledge, grant, transfer, lease, license, guarantee or encumbrance of such property or assets shall not exceed $5,000;

(b) Acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) for or in connection with Seller’s Business any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than (i) acquisitions of any assets in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $5,000, or (ii) purchases of inventory for resale (whether for cash or pursuant to an exchange) in the ordinary course of business and consistent with past practice;

(c) Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money;

(d) Enter into, amend, terminate, cancel or make any material change in any Contract or Personal Property Lease;

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(e) Make or authorize any capital expenditure, dividends or distributions;

(f) Increase the compensation payable or to become payable to any Seller Employee, except for increases in the ordinary course of business in accordance with past practices in salaries or wages of such employees, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any Seller Employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any Seller Employee;

(g) Modify any material accounting policies, procedures or methods;

(h) Waive, release, assign, settle or compromise any claims or litigation involving amounts in excess of $5,000 or any agreements as to or limiting in any way the conduct of Seller’s Business;

(i) Authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing;

(j) Take any action that could result in the representations and warranties set forth in Article IV becoming materially false or inaccurate;

(k) Take any action or fail to take any action that could result in a Seller Material Adverse Effect; or

(l) Permit or cause any of Seller’s Affiliates to do any of the foregoing or agree or commit to do any of the foregoing.

 6.2. Notice by Seller of Certain Events.  Seller and Shareholders shall give prompt written notice to Buyer of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the consummation of the transactions contemplated by this Agreement; (b) any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement; (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller, Seller’s Business or the Acquired Assets or the transactions contemplated by this Agreement; (d) the occurrence of a breach or default or event that, with notice or lapse of time or both, could become a breach or default under this Agreement or any Contract or Personal Property Lease; and (e) any Seller Material Adverse Effect or change, event or circumstance which is likely to delay or impede the ability of Seller to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

 6.3. Consents and Approvals.

(a) Third Party Consents.  Seller shall use reasonable best efforts to obtain prior to the Closing Date all Third Party Consents which the parties mutually agree should be obtained as set forth on Schedule 6.3(a) (the “Required Consents”).  Those Third Party Consents that the parties agree not to obtain also shall be set forth on Schedule 6.3(a).  If a Third Party Consent (including any Required Consent) is not obtained and delivered at Closing, (i) neither this Agreement nor any action taken hereunder shall be deemed to constitute an assignment of any such Acquired Asset or any Contract if such assignment or attempted assignment would constitute a breach of any Contract or result in the loss or diminution of any rights thereunder or acceleration of any obligations thereunder, and (ii) Seller shall cooperate with Buyer in any reasonable arrangement proposed by Buyer designed to provide Buyer with the benefits of such Acquired Asset and Contract as to which such Third Party Consent relates, including enforcement by Seller, for the account and benefit of Buyer, of any and all rights of Seller against any other person arising out of the breach or cancellation of any such Contract by such other person or otherwise.  This Section 6.3(a) shall not relieve Buyer of its obligations to perform or assume any Assumed Liability or to comply with this Section 6.3.  Until such time that a Required Consent is obtained or Buyer notified Seller that it no longer requires that such Required Consent to be obtained, Seller shall use commercially reasonable best efforts, at its own expense, to obtain (and Buyer shall use commercially reasonable efforts to assist Seller, at Buyer’s expense, to obtain) such Required Consent.  With respect to each Third Party Consent (including any Required Consent) that is not obtained, Seller agrees that it shall work with Buyer to take all such reasonable action (e.g., acceptance by Buyer of an appointment as agent-in-fact, subcontractor, joint venturer or assignee for Seller and/or Shareholders) and do or cause to be done such things as shall be reasonable or proper to assure that (i) Buyer will receive all of the rights and benefits of Seller associated with such Acquired Asset or Contract to which such Third Party Consent relates (including, without limitation, any rights to payments thereunder) (the “Unassigned Rights”), and (ii) Buyer shall assume and be responsible for all of the obligations and liabilities associated with such Acquired Asset or Contract to which such Third Party Consent relates which would have been an Assumed Liability if it had been assigned to Buyer (the “Unassigned Obligations”).  Buyer shall indemnify, defend and hold Seller and the Shareholders harmless from any Losses arising out of or related to Buyer’s failure to perform any of the Unassigned Obligations (except for those Unassigned Obligations that Buyer is unable to perform due to the acts or omissions of Seller, and except for those Unassigned Obligations that are materially changed to the detriment of Buyer due to the acts or omissions of Seller).  Seller, jointly, and each Shareholder, severally, shall indemnify, defend and hold Buyer harmless from any Losses arising out of or related to Seller’s acts or omissions with respect to the Unassigned Rights and Unassigned Obligations.  Seller covenants and agrees that it shall not agree to any modification of any Unassigned Rights or Unassigned Obligation with out the express written consent of Buyer.  Seller further acknowledges and agrees that Buyer shall not be obligated to perform any Unassigned Obligations that are materially changed to the detriment of Buyer due to the acts or omissions of Seller, but rather, shall be entitled to cause such Unassigned Obligation to revert to Seller.  The indemnification obligations set forth in this Section 6.3(a) shall be subject to the terms and provisions of Article IX hereof.

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(b) Cooperation.  Buyer and Seller shall continue after the Closing Date to pursue the Third Party Consents to the extent not previously obtained in connection with the consummation of the transactions contemplated hereunder.  Each of the parties hereto shall, from time to time after the Closing Date, upon the request of any other party hereto and at the expense of such requesting party, duly execute, acknowledge and deliver all such further instruments and documents reasonably required to further effectuate the interests and purposes of this Agreement.

         6.4 Inventory.  Seller shall ensure that, as of the Closing Date and thereafter, the Product Inventory shall be available for prompt delivery to Buyer or Buyer’s customers upon receipt of orders therefore.

 6.5. Payments; Collections.

(a) Seller shall pay to Buyer all cash received from any source relating to services provided at or with respect to the Seller’s Business on and subsequent to the Closing Date, to the extent relating to post-Closing transactions.  Such payments shall be made within thirty (30) days after receipt of such payments by Seller, and a copy of the remittance advice shall accompany such payments.

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(b) The amount of accounts receivable billed by Seller in the operation of the Business on or prior to the Closing Date (the "Seller Accounts Receivable") shall be an Excluded Asset.  For a period of one hundred eighty (180) days following the Closing Date (the "Collection Period"), Buyer will collect all Seller Accounts Receivable in accordance with its normal collection procedures.  Payments on Seller Accounts Receivable collected by Buyer during the Collection Period shall be remitted to Seller on the fifteenth day and the last day of each month during the Collection Period.  On the 180th day following the Closing Date, Buyer's obligation to collect Seller Accounts Receivable shall terminate and any remaining uncollected Seller Accounts Receivable shall become the sole responsibility of Seller.  Buyer shall not terminate the Transferring Employee in charge of managing the Seller Accounts Receivable without “cause” for a period of at least one hundred eighty (180) days following the Closing Date.

(c) If revenue is received by either Buyer or Seller from persons owing amounts both for pre-Closing and post-Closing periods, such revenue shall be allocated among Buyer and Seller in the manner specified in the remittance advice accompanying each such payment.  If such allocation is not specified in any remittance advice, the amount of such payment shall be allocated first to pre-Closing amounts due and shall be remitted to Seller.

 6.6. Preservation of and Access to Certain Records.

(a) After Closing, Seller shall keep and preserve all records of Seller’s Business as of Closing which are not delivered to Buyer by Seller and which are required to be kept and preserved by applicable Law or in connection with any claim or controversy pending at Closing involving the Seller’s Business.  For such period as is required by Law from and after the Closing Date, Seller shall retain and make available to representatives of Buyer, including its counsel and accountants, upon reasonable notice, during regular business hours and at mutually agreeable times, full and complete access to, and copies of (at sole cost of Buyer), any such records of Seller’s Business prior to the Closing Date and access to such of Seller’s personnel as may be reasonably necessary for Buyer to comply with applicable Law or to resolve any such pending dispute.  Notwithstanding the foregoing, should Seller wish to destroy such records or any portion thereof, Seller shall first notify Buyer of its intent and Buyer shall have thirty (30) days following its receipt of such notice to notify Seller of its intent to reclaim any such records in whole or in part.  Buyer shall take possession of such records no later than ten (10) days following Buyer’s delivery of such notice of intent.

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(b) Seller shall reasonably cooperate and shall cause its auditors to reasonably cooperate with all reasonable requests of Buyer and its auditors necessary to audit all previously unaudited periods for activities of Seller (the “Seller Audits”), for the purpose of enabling Buyer to make periodic reports pursuant to the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), or to make a public offering of its securities under the Securities Act of 1933, as amended (the “Securities Act”), or for other reasonable business purposes, and Seller shall permit the historical financial statements of Seller to be included (if required by the rules and regulations of the Securities and Exchange Commission (the “Commission”) in any of Buyer’s filings with the Commission under either the Securities Exchange Act or the Securities Act and in any prospectus used in connection with any offering of Buyer’s securities.  Buyer shall be responsible for all costs associated with the conduct of the Seller Audits, and shall pay all such costs directly or promptly reimburse Seller for any such costs paid by Seller.  Seller acknowledges and agrees that such audits are necessary for Buyer’s compliance with federal and state securities Laws and financial and tax reporting requirements, and agree that Seller’s failure to reasonably cooperate would cause Buyer irreparable harm, and therefor will not contest Buyer in seeking a temporary restraining order, preliminary injunction and other available equitable relief in the event of a breach of these provisions, in addition to any and all other available remedies including damages.  For a period of five (5) years after the Closing Date or longer if required by applicable Law, Seller shall retain all books and records relating to Seller’s Business or the Acquired Assets not transferred to Buyer hereunder, shall afford access to such records to Buyer upon its reasonable request and to any employees of Seller with knowledge related to such records.  Seller shall give Buyer at least thirty (30) days prior written notice of its intention to destroy any such books and records and shall provide Buyer the opportunity to take possession of such books and records, after which Seller may destroy such records if Buyer does not take possession.

 6.7. Maintenance of Insurance Coverage.  For a period of at least 30 days from and after the Closing Date, Seller shall continue its currently existing professional and general liability insurance coverages and, if allowed by the insurers, include Buyer as a loss payee/additional insured. The cost of such insurance shall be paid by Buyer (or reimbursed by Buyer to Seller if Seller pays the insurers). Buyer shall secure its own coverage after said period and shall include Seller as a loss payee/additional insured if allowed by Seller's carriers.

 6.8. Supply, License and Transition Services Agreement.  Buyer and Complete Nutrition, Inc., a Nebraska corporation, shall enter into a Supply, License and Transition Services Agreement in the form attached hereto as Exhibit G (the “Services Agreement”), dated and effective as of the Closing Date.

ARTICLE VII
CONFIDENTIALITY

 7.1. Confidentiality.

(a) The parties agree that (i) all information not disclosed to the public by Seller regarding Seller’s Business which is compiled by, obtained by, or furnished to Buyer or any of its agents or employees in the course of its due diligence review of Seller’s Business is acknowledged to be confidential information, trade secrets and the exclusive property of Seller through the Closing Date, and of Buyer thereafter, and (ii) all information not disclosed to the public by Buyer regarding Buyer’s business or operations is acknowledged to be confidential information, trade secrets and the exclusive property of Buyer (collectively, “Confidential Information”).

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(b) The term “Confidential Information” shall include the terms of this Agreement and the transactions contemplated hereby.  Each of the parties hereto agrees not to divulge, directly or indirectly, any Confidential Information of the other party in any manner contrary to the interests of such party, use or cause or suffer to be used any Confidential Information in competition with such party.  Each of the parties acknowledges that the breach or threatened breach of the provisions of this Section would cause irreparable injury to the other party that could not be adequately compensated by money damages.  Accordingly, a party may obtain a restraining order and/or injunction prohibiting a breach or threatened breach of the provisions of this Section, in addition to any other legal or equitable remedies that may be available.  If requested by legal process to disclose any Confidential Information of another party, the party in receipt of such request shall promptly give notice thereof to the other party so that such party may, at its own cost and expense, seek an appropriate protective order or, in the alternative, waive compliance to the extent necessary to comply with such request if a protective order is not obtained.  If a protective order or waiver is granted, the party subject to such legal process may disclose the Confidential Information to the extent required by such court order or as may be permitted by such waiver.  Notwithstanding any part of the foregoing, Buyer shall be permitted to disclose Confidential Information, including without limitation a copy of this Agreement and the Assignment and Assumption and Bill of Sale, for the purpose of complying with Commission and other government filing requirements, and for the purpose of issuing a press release about the transaction following the Closing Date.

(c) The term “Confidential Information” does not include information that (i) is at the time of disclosure or later becomes generally known to the public or within the industry or segment of the industry to which such information relates without violation by a party of any of its obligations hereunder and not through any action by any of its directors, officers, employees and agents which, if committed by such party, would have constituted a violation by it of any of its obligations hereunder; (ii) at the time of disclosure to the other party was already known by such other party; or (iii) after the time of the disclosure to the other party, is received by such party from a third party which is under no confidentiality obligation with respect thereto.

ARTICLE VIII
CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE AND TO SELLER’S PERFORMANCE

 8.1. Conditions to Buyer’s Obligations.  The obligations of Buyer under this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date, all or any of which may be waived in writing by Buyer:

(a) All representations and warranties made by Seller and the Shareholders in this Agreement and in any written statements delivered to Buyer under this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though made on such dates.

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(b) Seller and the Shareholders shall have performed, satisfied and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) As of the Closing Date, there shall not have occurred any Seller Material Adverse Effect since the date of the Interim Financial Statements.

(d) Seller and the Shareholders shall have delivered to Buyer all documents required to be delivered by them, and all such documents shall have been properly executed by each of them, if applicable.  Such documents shall include, without limitation:

(i) A corporate good standing certificate for Seller from the State of Nebraska, dated no more than ten (10) days prior to the Closing Date;

(ii) Evidence of maintenance of the insurance coverage required by Section 6.7 of this Agreement; and

(iii) Such other documents and instruments, each in a form reasonably satisfactory to Buyer and its counsel, as may be reasonably requested by Buyer in order to carry out the transaction contemplated by this Agreement and to vest good and marketable title in the Acquired Assets in Buyer, free and clear of all Liens.

(e) Seller shall have executed and delivered to Buyer the Bill of Sale in the form attached hereto as Exhibit A, dated and effective as of the Closing Date.

(f) Each Shareholder shall have executed and delivered to Buyer the Stock Rights and Restriction Agreement in the form attached hereto as Exhibit C, dated and effective as of the Closing Date.

(g) Seller and Shareholders shall have executed and delivered to Buyer the Security Agreement in the form attached hereto as Exhibit D, dated and effective as of the Closing Date.

(h) Seller shall have executed and delivered to Buyer a Proprietary Information Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit E-1 (the “Seller Non-Competition Agreement”), dated and effective as of the Closing Date.

(i) Ryan Zink shall have executed and delivered to Buyer a Proprietary Information Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit E-2 (the “Zink Non-Competition Agreement”), dated and effective as of the Closing Date.

(j) Cory Wiedel shall have executed and delivered to Buyer a Proprietary Information Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit E-3 (the “Wiedel Non-Competition Agreement” and collectively with the Seller Non-Competition Agreement and the Zink Non-Competition Agreement, the “Non-Competition Agreements”), dated and effective as of the Closing Date.

(k) [Reserved.]

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(l) Seller shall have delivered to Buyer an Assignment and Assumption of Lease and Landlord Consent, in the form attached hereto as Exhibit F and dated and effective as of the Closing Date, duly executed by Seller (the “Lease Assignment”).

(m) Complete Nutrition, Inc. shall have delivered to Buyer the Services Agreement in the form attached hereto as Exhibit G, dated and effective as of the Closing Date.

(n) Buyer shall have received payment and release letters, together with UCC-3 termination statements, from all parties having financing statements filed against the Acquired Assets in form and substance satisfactory to Buyer.

(o) Buyer shall have received all approvals, consents and clearances from governmental authorities and others in connection with the transactions contemplated by this Agreement deemed necessary by Buyer, including transfer to or receipt by Buyer of all Licenses for Buyer to own and operate Seller’s Business after the Closing Date.

(p) Buyer shall have received a certificate of an authorized officer of Seller certifying as of the Effective Date and as of the Closing Date: (i) the accuracy of Seller’s and Shareholders’ representations and warranties as set forth in Article IV hereof, and (ii) compliance with Seller’s and Shareholders’ covenants as set forth in this Agreement.

(q) Buyer shall have received a certificate of the Secretary of Seller certifying as of the Closing Date (A) true and complete copies of the Articles of Incorporation (and any amendments thereto) of Seller as in effect as of the Closing Date and certified as of a recent date by the Secretary of State of Nebraska, (B) a true and complete copy of the bylaws of Seller as in effect as of the Closing Date, (C) a certificate of each Secretary of State certifying the good standing of Seller in its state of formation and all states in which it is qualified to do business (or where by the nature of its business and activities, the failure to so qualify, individually or in the aggregate, would have a Seller Material Adverse Effect); (D) true and complete copies of the resolutions of the Board of Directors of Seller and the Shareholders authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, and (E) incumbency matters.

(r) Seller shall have delivered to Buyer, before the Closing Date, a detailed listing of the Fixed Assets to be included in the Acquired Assets as of the Closing Date, dated as of the most recent month ended before the Closing Date, which listing shall be certified as true and complete by Seller’s Chief Executive Officer and shall include each individually capitalized fixed asset included in the Acquired Assets, together with Seller’s original cost, in-service date, estimated useful life, and current net book value for each asset included thereon.  Such listing shall reflect depreciation and amortization on a GAAP basis, and not on a federal income tax basis.

 8.2. Conditions to Seller’s Obligations.  The obligations of Seller under this Agreement are subject to the satisfaction of the following conditions, on or prior to the Closing Date, all or any of which may be waived in writing by Seller:

4416103v.8

    (a) All representations and warranties made by Buyer in this Agreement and in any written statements delivered to Seller under this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though made on such date.

(b) Buyer shall have performed, satisfied and complied in all material respects with all obligations and covenants of Buyer required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Buyer shall have delivered to Seller all documents required to be delivered by Buyer, and all such documents shall have been properly executed by Buyer, if applicable.

(d) Buyer shall have delivered to Seller a corporate good standing certificate from the Secretary of State of the State of Nevada dated no more than ten (10) days prior to the Closing Date.

(e) Buyer shall have delivered to Seller a certificate signed by an authorized officer of Buyer certifying, as of the Effective Date and as of the Closing Date, (i) the accuracy of Buyer’s representations and warranties as set forth in Article V hereof, and (ii) compliance with Buyer’s covenants as set forth in this Agreement.

(f) Buyer shall have executed and delivered the Bill of Sale in the form attached hereto as Exhibit A, dated and effective as of the Closing Date.

(g) Buyer shall have delivered a stock certificate (or certificates) representing the Shares, appropriately legended and duly executed and issued by Buyer.

(h) Buyer shall have executed and delivered to Seller the Notes, in the forms attached hereto as Exhibits B-1 , B-2 and B-3, dated and effective as of the Closing Date.

(i) Buyer shall have executed and delivered the Stock Rights and Restriction Agreement in the form attached hereto as Exhibit C, dated and effective as of the Closing Date.

(j) Buyer shall have executed and delivered the Security Agreement in the form attached hereto as Exhibit D, dated and effective as of the Closing Date.

(k) Buyer shall have executed and delivered the Non-Competition Agreements in the form attached hereto as Exhibits E-1, E-2 and E-3, each dated and effective as of the Closing Date.

(l) Buyer shall have executed and delivered the Zink Employment Agreement in the form attached hereto as Exhibit F, dated and effective as of the Transfer Date applicable to Mr. Zink.

(m) Buyer shall have delivered to Buyer an Assignment and Assumption of Lease and Landlord Consent, in the form attached hereto as Exhibit F and dated and effective as of the Closing Date, duly executed by Buyer (the “Lease Assignment”).

(n) Buyer shall have delivered to Complete Nutrition, Inc., a Nebraska corporation the Services Agreement in the form attached hereto as Exhibit G, dated and effective as of the Closing Date.

8.3  No Injunction or Action.  The obligations of both Buyer and Seller under this Agreement are conditioned upon there being, as of the Closing Date, no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental agency concerning this Agreement which would make illegal or otherwise prevent consummation of this Agreement in accordance with its terms, and no proceeding or action brought by any governmental authority seeking the foregoing shall be pending.

4416103v.8

ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

 9.1. Survival of Representations and Warranties.  All Buyer, Seller and Shareholder representations and warranties contained in this Agreement or any other agreement, schedule, certificate, instrument or other writing delivered by Buyer, Seller or Shareholder in connection with this transaction shall survive for eighteen (18) months after the Closing Date.  If a party hereto determines that there has been a breach by any other party hereto of any such representation or warranty and notifies the breaching party in writing reasonably promptly after learning of such breach, such representation or warranty and liability therefor shall survive with respect to the specified breach until such breach has been resolved, but no party shall have any liability after such eighteen (18) month period for any matters not specified in a writing delivered within such eighteen (18) month period.  Notwithstanding any term in this Section 9.1, (i) the applicable statute of limitations shall be the survival period for any matter relating to (1)  fraud or willful, intentional or reckless misrepresentation or willful omission of a material fact in connection with this Agreement or the Acquisition Agreements and the transactions contemplated hereby or thereby, (2) any liability relating to personal injury, or (3) any alleged or actual violation of the representations and warranties made in any of the following sections of this Agreement:  Section 4.19 - “Taxes”, and (ii) the survival period for all covenants and any alleged or actual violation of the representations and warranties made in any of the following Sections of this Agreement shall survive indefinitely: contained in Section 4.1 “Organization, Good Standing and Qualification”, Section 4.2 “Authorization; Binding Obligation”, Section 4.6 “Ownership; No Subsidiaries”, Section 5.1 “Organization, Good Standing and Qualification” and Section 5.2 “Authorization; Binding Obligation”.

 9.2. Indemnification by Seller and Shareholders.  Subject to the provisions of Section 9.4 below (and in addition to the indemnification obligations of Seller and Shareholders set forth in Section 6.3(a), which obligations shall be subject to the provisions of this Article IX), Seller agrees unconditionally and jointly and severally, and Shareholders agree unconditionally and severally (in proportion to the stock ownership of each in Seller as of immediately prior to the Closing), to indemnify, defend and hold Buyer and its shareholders, directors, officers, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless, on demand, from and against the following:

(a) Any and all Losses of every kind, nature or description which arise out of or result from or as a consequence of (i) the breach of any representation or warranty made by or on behalf of Seller or the Shareholders in this Agreement (including the Exhibits and Schedules hereto) or in any of the Acquisition Agreements; or (ii) any failure by Seller or any Shareholder to perform, comply with or observe any one or more of their covenants, agreements or obligations contained in this Agreement or in any other agreement, instrument or document delivered to Buyer in connection with this Agreement or any of the transactions contemplated by this Agreement;

4416103v.8

(b) Any and all Losses which may at any time or from time to time arise out of or result from or as a consequence of (i) the provision, delivery or sale by Seller or its Affiliates at any time prior to the Closing Date of any services; (ii) the production, provision, marketing or sale by Seller or its Affiliates at any time prior to the Closing Date of any property, products, materials or supplies of any kind (except for Losses incurred as a result of customer product returns as contemplated by Section 1.3(ii)); (iii) any Excluded Liability; (iv) any failure by Seller or any Shareholder to comply with the provisions of this Agreement; (v) the marketing and/or sale of products by Seller at any time prior to the Closing Date containing allegedly harmful components or substances (e.g., ephedrine); and (vi) the failure by Seller to discharge any obligations of Seller which were incurred by Seller on account of the period prior to the Closing Date (except for the Assumed Liabilities).

 9.3. Indemnification by Buyer.  Subject to the provisions of Section 9.4 below  (and in addition to the indemnification obligations of Buyer set forth in Section 6.3(a), which obligations shall be subject to the provisions of this Article IX), Buyer agrees unconditionally to indemnify, defend and hold Seller and Shareholders (collectively, the “Seller Indemnified Parties”) harmless, on demand, from and against any and all of the following:

(a) Any and all Losses of every kind, nature or description which arise out of or result from or as a consequence of (i) any false, incorrect or misleading representation or warranty or breach thereof made by or on behalf of Buyer in this Agreement (including the Exhibits and Schedules hereto) or in any of the Acquisition Agreements; or (ii) any failure by Buyer to perform, comply with or observe any one or more of its covenants, agreements, or obligations contained in this Agreement or in any other agreement, instrument or document delivered to Seller in connection with this Agreement or any of the transactions contemplated by this Agreement; and

(b) Any and all Losses which may at any time or from time to time arise out of or result from or as a consequence of (i) the provision, delivery or sale by Buyer at any time on or after the Closing Date of any services; (ii) the production, provision or sale by Buyer at any time on or after the Closing Date of any property, products, materials or supplies of any kind; (iii) any Assumed Liability or Unassigned Obligation; (iv) any failure by Buyer to comply with the provisions of this Agreement; and (v) relating to, or the failure by Buyer to discharge, any obligations of Buyer which were incurred by Buyer on or after the Closing Date (except for the Excluded Liabilities).

 9.4. Indemnification Process.  Any party seeking indemnification under this Article IX (an “Indemnified Party”) shall give each party from whom indemnification is being sought (each, an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given rise to or could give rise to a right of indemnification under this Agreement, stating the amount of the loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.  The obligations and liabilities of an Indemnifying Party under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:

4416103v.8

    (a) If any Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is materially prejudiced by such failure.

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, further however, that if it would be detrimental to the defense of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain one counsel, with payment of such counsel to be indemnifiable if the Indemnifying Party is ultimately determined to be liable.

(c) In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the  Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnifying Party declines to take such defense and the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.

(d) If the Indemnifying Party shall have failed to assume the defense of any claim in accordance with the provisions of this article, then the Indemnified Party shall have the absolute right to control the defense of such claim and, if and when it is finally determined that the Indemnified Party is entitled to indemnification from the Indemnifying Party hereunder, the fees and expenses of the Indemnified Party’s counsel shall be borne by the Indemnifying Party and paid by the Indemnifying Party to the Indemnified Party within five (5) business days of the rendering of such final determination, but the Indemnifying Party shall be entitled, at its own expense, to participate in (but not control) such defense.

(e) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably provided that the Indemnified Party is completely released from all claims) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

         9.5. Limitations on Indemnification.

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(a) Threshold Amount.  Except as otherwise provided in Section 9.5(c) below, none of Seller nor the Shareholders will have any liability to the Buyer Indemnified Parties pursuant to the indemnification obligations of Section 9.2 above, and Buyer will not have any liability to the Seller Indemnified Parties pursuant to the indemnification obligations of Section 9.3 above, as the case may be, for Losses payable pursuant to their respective indemnification obligations until the total of all such Losses incurred by the Indemnified Party pursuant to this Agreement collectively exceeds $20,000 in the aggregate (the “Threshold Amount”), and then (subject to the terms of this Section 9.5) such indemnification by the Indemnifying Party shall apply only to such Losses in excess of the Threshold Amount incurred pursuant to this Agreement.

(b) Cap.  Except as otherwise provided in Section 9.5(c) below, (i) neither Seller nor the Shareholders (in the aggregate) will have any liability to the Buyer Indemnified Parties pursuant to the indemnification obligations of Section 9.2 above, to the extent that the total of all Losses paid by the Seller or the Shareholders exceed, in the aggregate, any unpaid portion of the Earnout Amount or any amount outstanding under the Installment Note (i.e., the indemnity cap will be reduced with each payment by Buyer to Seller on the Earnout Amount or on the Installment Note) and (ii) Buyer will not have any liability to the Seller Indemnified Parties pursuant to the indemnification obligations of Section 9.3 above to the extent that the total of all Losses paid by Buyer exceed Seven Hundred Thousand Dollars ($700,000) in the aggregate.

(c) Fraud and Other Exceptions.  The limitation on the indemnification responsibilities of the parties set forth in Sections 9.5(a) and 9.5(b) shall not apply to (i) any fraud or intentional breach by Seller, the Shareholders or Buyer, as the case may be of any term or provision of this Agreement or the other Acquisition Agreements (or any other agreement entered into in connection herewith), (ii) breach by Seller or a Shareholder of a representation or warranty contain in any of Sections 4.1, 4.2, 4.6 or 4.19 hereof, (iii) breach by Buyer of a representation or warranty contained in any of Sections 5.1, 5.2 or 5.8 hereof, (iv) payment obligations related to the Excluded Liabilities, (v) Buyer’s obligation to pay the Purchase Price, Buyer’s payment obligations arising after the Closing related to any Assumed Liability or Unassigned Obligations, Buyer’s payment obligations under Section 2.2, or any other payment obligations of Buyer under the Acquisition Agreements, (vi) Buyer and Seller’s obligations under Section 6.3, (vii) Losses arising from or related to any of the Non-Competition Agreements, (viii) Losses asserted by any third party arising from or related to the production, promotion, marketing, provision, or sale by Seller or any of its Affiliates of products of any property, products, materials or supplies of any kind (including, without limitation, production and sale of ephedrine), or (ix) any breach of Buyer’s, Seller’s or any Shareholder’s obligations under the Stock Rights and Restriction Agreement or the Services Agreement.

(d) Offset.  In addition to any other rights or remedies available to Buyer herein, Buyer shall be entitled to offset such amounts to which it is entitled under this Article IX against, at its option, any future Earn-Out Amounts payable by Buyer, or against any amounts outstanding under the Installment Note (the “Offset Amounts”), but only following a final determination of indemnification by a court of competent jurisdiction.  If Buyer elects to exercise this offset right at any time or from time to time, Buyer shall deliver prior notice to Seller and the Shareholders in person or in writing by certified mail, nationally recognized overnight courier or by facsimile or other electronic transmission (receipt of transmission confirmed).  The Shareholders shall have the right, but not the obligation, to pay Buyer the Offset Amounts in cash.

4416103v.8

(e) Exclusive Remedy.  Except as contemplated under Section 7.1(b) of this Agreement and except with respect to specific performance and other equitable remedies under the Non-Competition Agreements, the Zink and Jacobs Employment Agreements, the Stock Rights and Restriction Agreement, the Services Agreement and the Lease Assignment, the right of the parties to assert indemnification claims and receive indemnity payments under this Agreement is the sole and exclusive right and remedy exercisable by the parties with respect to any Losses arising out of any breach by any party of any representation, warranty, covenant or agreement of such party set forth in this Agreement or otherwise relating to the contemplated transactions.  No party will have any other remedy (statutory, equitable, common law or otherwise) against any other party with respect to such matters, and all such other remedies are hereby waived.

ARTICLE X
MISCELLANEOUS

 10.1. Termination.  This Agreement may be terminated and the transaction contemplated hereby may be abandoned at any time prior to the Closing Date as follows:

(a) By mutual written consent of Buyer and Seller;

(b) By either Buyer or Seller, if Closing shall not have occurred on or before ___________, 2008; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of Closing to occur on or before such date;

(c) By either Buyer or Seller, if any final and nonappealable order or other legal restraint or prohibition preventing the consummation of the transaction contemplated by this Agreement shall have been issued by any governmental authority or any Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of the transaction;

(d) By Buyer, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within thirty (30) days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of Seller or Shareholder set forth in this Agreement, such that a condition set forth in Section 8.1 would not be satisfied; or

(e) By Seller, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within thirty (30) days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that a condition set forth in Section 8.2 would not be satisfied.

    10.2 Notice of Termination; Effect of Termination.  In the event of termination of this Agreement by either Buyer or Seller pursuant to Section 10.1 (b), (c), (d) or (e) hereof, the terminating party shall give prompt written notice thereof to the nonterminating party.  In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall be of no further effect, there shall be no liability under this Agreement on the part of either Buyer or Seller and all rights and obligations of each party hereto shall cease, provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

4416103v.8

 10.3. Expenses.  Each of the parties hereto shall pay its own fees, costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

 10.4. Entire Subject Matter; Amendment.  This Agreement, together with its Schedules and Exhibits and all ancillary agreements and exhibits and schedules thereto to be delivered at Closing, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, either oral or written.  The Agreement may not be amended, or any term or condition waived, unless signed by the party to be charged or making the waiver.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by other party(ies), or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

 10.5. Assignment.  No party hereto shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other party; provided, however, that Buyer shall be permitted, without the consent of Seller, to assign or otherwise transfer this Agreement or any of its rights hereunder:  (a) upon the purchase or sale of all or substantially all of the assets or stock of Buyer or the transfer (by operation of law or otherwise) of the ownership or control of Buyer to the purchaser of such assets or stock or the transferee of such interests; (b) upon the purchase, transfer or sale of all or substantially all of the Acquired Assets purchased from Seller by Buyer pursuant to this Agreement to the purchaser or transferee of such Acquired Assets; or (c) to any Affiliate of Buyer; provided, however, that in any such event, Buyer shall remain liable for its performance under this Agreement.  In addition to the foregoing, Buyer shall be entitled to (i) assign all of its rights, title and interest in and to the Acquired Assets and Unassigned Rights, and all of its duties and obligations under the Assumed Liabilities and Unassigned Obligations to NDS Nutrition Products, Inc., a Florida corporation and wholly owned subsidiary of Buyer (“Buyer Sub”), and (ii) assign all of its, rights and obligations under this Agreement and the other Acquisition Agreements to Buyer Sub; provided, however, that in any case, Buyer shall remain liable for its performance under this Agreement and the other Acquisition Agreements and all of its duties and obligations under the Assumed Liabilities and Unassigned Obligations.  Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs and assigns.

 10.6. Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement.

 10.7. Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska applicable to contracts made and to be performed in that State by residents of that State.  Except with respect to disputes that are to be resolved in accordance with Section 2.2(d), each party hereto submits to the jurisdiction of any state or federal court sitting in Douglas County, Nebraska in any action or proceeding arising out of or relating to this Agreement or any of the agreements or transactions contemplated hereby and agrees that all claims in respect of the action or proceeding may be heard and determined there.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the or any of the agreements or transactions contemplated hereby in any other court.  Each party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party.  Each party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

4416103v.8

 10.8. Schedules and Exhibits.  The Schedules and Exhibits attached hereto are an integral part of this Agreement.  All exhibits and schedules attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Asset Purchase Agreement together with all such exhibits and schedules, and all ancillary agreements and exhibits and schedules thereto to be delivered at Closing.

 10.9. Severability.  Any provision hereof which is held to be prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be adjusted rather than avoided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible without in any manner invalidating the remaining provisions hereof.

 10.10. Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed properly given three (3) business days after being sent by registered or certified mail, postage prepaid, to the parties at the address listed below.  Any party may also give any notice or other communication hereunder using any other means (including messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended.

4416103v.8

If to Seller:	NDS Nutritional Products, Inc.
11011 Q Street, Suite 106A
Omaha, NE 68137
Attn: Ryan Zink
Fax: ____________________
Email: rzink@ndsnutrition.com
With a copy to:	Koley Jessen P.C., L.L.O.
One Pacific Place, Suite 800
1125 South 103 Street
Omaha, NE 68124-1079
Attention: Michael M. Hupp
Fax: (402) 390-9005
It to Shareholders:	Ryan Zink
500 Fort Street
Papillion, NE 68046
Email: rzink@ndsnutrition.com
And
Cory Wiedel
4629 S. 187th St.
Omaha, NE 68135
Email: cjwiedel@ndsnutrition.com
If to Buyer:	Bond Laboratories, Inc.
777 South Highway 101, Suite 215
Solana Beach, CA 92075
Attention: Chief Executive Officer
Fax: (858) 847-9090
Email: sdlandow@bond-labs.com
With a copy to:	Mintz Levin Cohn Ferris Glovsky & Popeo, P.C.
3580 Carmel Mountain Road, Suite 300
San Diego, California 92130
Attention: Micha “Mitch” Danzig
Fax: (858) 314-1501
Email: mdanzig@mintz.com

 10.11. Representation by Counsel.  Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion.  Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

 10.12. Construction.  The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

 10.13. Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

 10.14. Waivers.  No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement.  No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party.  To be effective any waiver must be in writing and signed by the waiving party.

4416103v.8

 10.15. Attorney’s Fees.  Subject to the provisions of Section 2.2(d), in the event that any suit or action is instituted to enforce any provision in this Agreement, to the extent permitted by law the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

 10.16. No Consequential Damages.  Notwithstanding anything to the contrary elsewhere in this Agreement, no party (or its Affiliates) shall, in any event, be liable to any other party (or its Affiliates) for any consequential, special, exemplary or punitive damages, including loss of future revenue or income, or loss of business reputation or opportunity, relating to the breach or alleged breach or nonperformance or alleged nonperformance of this Agreement, except to the extent such damages are recovered by a third party and such recovery constitutes indemnifiable Losses.

[Remainder of Page Intentionally Left Blank - Signature Page to Follow]

4416103v.8

THEREFORE, the parties hereto have executed, or caused this Asset Purchase Agreement to be executed by their duly authorized representatives, as of the date first written above.

BUYER:	SELLER:
BOND LABORATORIES, INC. ________________________ By: Scott Landow Its: Chief Executive Officer	NDS NUTRITIONAL PRODUCTS, INC. ________________________ By: Its:
SHAREHOLDERS:
CORY WIEDEL By: ________________________	RYAN ZINK By: ________________________

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]
4416103v.8

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	–	Assignment and Assumption and Bill of Sale
Exhibit B-1	–	Secured Promissory Note (Installment)
Exhibit B-2	–	Secured Promissory Note (FAP)
Exhibit B-3	–	Secured Promissory Note (Component Inventory)
Exhibit C	–	Stock Rights and Restriction Agreement
Exhibit D	–	Security Agreement
Exhibit E-1	–	Seller Non-Competition Agreement
Exhibit E-2	–	Zink Non-Competition Agreement
Exhibit E-3	–	Wiedel Non-Competition Agreement
Exhibit F	–	Lease Assignment
Exhibit G	–	Services Agreement

Schedule 1.0	–	Table of Definitions
Schedule 1.1	–	Acquired Assets
Schedule 1.2	–	Excluded Assets/Product Inventory
Schedule 1.3	–	Purchase Orders
Schedule 1.5	–	Seller Employees/Transferring Employees
Schedule 2.1(iii)	–	Fixed Assets
Schedule 2.1(v)	–	Component Inventory
Schedule 2.4	–	Allocation of Purchase Price
Schedule 4.1	–	Foreign Qualification
Schedule 4.3(a)	–	Governmental Approvals
Schedule 4.3(b)	–	Third Party Consents
Schedule 4.5	–	Licenses and Permits
Schedule 4.6	–	Owners and Subsidiaries
Schedule 4.7	–	Assets Not Presently Owned but to be Conveyed at Closing
Schedule 4.8	–	Personal Property Leases
Schedule 4.9	–	Financial Statements
Schedule 4.10	–	Absence of Certain Events
Schedule 4.11	–	Legal Proceedings
Schedule 4.13	–	Compliance with FDA and FTC Regulations
Schedule 4.14	–	Compliance with Laws
Schedule 4.15(d)	–	Labor Contracts
Schedule 4.16	–	Benefit Plan Compliance
Schedule 4.19	–	Tax Disputes
Schedule 4.20	–	Contracts
Schedule 4.21	–	Real Property
Schedule 4.22	--	Financing Statements
Schedule 4.23	–	Affiliate Transactions
Schedule 4.24	–	Insurance
Schedule 4.25	–	Intellectual Property
Schedule 5.7	–	Commission Documents; Financial Statements
Schedule 6.3(a)	–	Required Consents

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EXHIBIT A

ASSIGNMENT AND ASSUMPTION
AND BILL OF SALE

This Assignment and Assumption and Bill of Sale (the “Agreement”), is made and entered into this 1st day of October, 2008 by and among NDS Nutritional Products, Inc., a Nebraska corporation (“Seller”), and Bond Laboratories, Inc., a Nevada corporation (“Buyer”).

RECITALS

WHEREAS, Seller, Buyer, Ryan Zink and Cory Wiedel (together, the “Shareholders”) are parties to an Asset Purchase Agreement effective as of October 1, 2008 (the “Purchase Agreement”), whereby (i) Seller has agreed to sell, convey, transfer, assign and deliver to Buyer the Acquired Assets (as defined in the Purchase Agreement), and (ii) Seller has agreed to assign and Buyer has agreed to assume, the Assumed Liabilities (as defined in the Purchase Agreement); and

WHEREAS, all capitalized terms not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, pursuant to the Purchase Agreement, and in consideration of the mutual promises, covenants and agreements therein and hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Bill of Sale.

(a) Seller hereby sells, conveys, transfers, assigns and delivers to Buyer,  its successors and assigns, free and clear of any pledge, lien, option, security interest, mortgage or other encumbrance, and Buyer does hereby acquire from Seller, all right, title and interest in, to and under the Acquired Assets.  The Acquired Assets shall include all rights, privileges, hereditaments and appurtenances belonging, incident or appertaining to the Acquired Assets.

(b) Notwithstanding anything contained herein, Buyer is not purchasing from Seller any Excluded Assets.

(c) It is understood by both Seller and Buyer that, contemporaneously with the execution and delivery of this Agreement, Seller may be executing and delivering to Buyer certain further assignments and other instruments of transfer which in particular cover certain of the property and assets described herein or in the Purchase Agreement, the purpose of which is to supplement, facilitate and otherwise implement the transfer intended hereby.

(d) Seller does hereby irrevocably constitute and appoint Buyer, its successors and assigns, its true and lawful attorney, with full power of substitution, in its name or otherwise, and on behalf of Seller, or for its own use, to claim, demand, collect and receive at any time and from time to time any and all Acquired Assets, properties, claims, accounts and other rights, tangible or intangible, hereby sold, transferred, conveyed, assigned and delivered, or intended so to be, and to prosecute the same at law or in equity and, upon discharge thereof, to complete, execute and deliver any and all necessary instruments of satisfaction and release.

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2. Assignment and Assumption of Assumed Liabilities.

(a) Seller hereby assigns to Buyer, its successors and assigns, and Buyer hereby assumes, in accordance with the terms and conditions of the Purchase Agreement, the Assumed Liabilities.  Notwithstanding anything in this Agreement to the contrary, except as specifically set forth in the Purchase Agreement, Buyer shall not assume nor be deemed to have assumed any debt, claim, obligation or other liability of Seller or any Affiliate of Seller, whether known or unknown, accrued or unaccrued, fixed or contingent, natural or unnatural, whether arising out of occurrences, events or actions prior to, at or after the Closing Date.

(b) In the event that Seller and/or Buyer determines after execution of this Agreement that one or more contracts or agreements between Seller and any third party necessary to operate the Acquired Assets was not designated as an Assigned Contract or an Assigned Personal Property Lease (each an “Omitted Agreement”), and the parties consent in writing to the assignment and assumption of such Omitted Agreement, which consent shall not be unreasonably withheld, then, such Omitted Agreement shall be deemed assigned by Seller to Buyer as of 12:01 a.m. on the Closing Date.

(c) Seller hereby authorizes and directs all obligors under any Assigned Contracts and Assigned Personal Property Leases included in the Assumed Liabilities, to deliver any warrants, checks, drafts or payments to be issued or paid to Seller pursuant to the Assigned Contracts or the Assigned Personal Property Leases to Buyer (to the extent payable to Buyer as contemplated by the Purchase Agreement); and Seller further authorizes Buyer to receive such warrants, checks, drafts or payments from such obligors and to endorse Seller’s name on them and to collect all funds due or to become due under the Assigned Contracts and the Assigned Personal Property Leases.

(d) Any payment that may be received by Seller to which Buyer is entitled by reason of this Agreement or the Purchase Agreement shall be received by Seller as trustee for Buyer, and will be immediately delivered to Buyer without commingling with any other funds of Seller.

(e) Notice of the assignment under this Agreement may be given at the option of either party to all parties to the Assigned Contracts and the Assigned Personal Property Leases (other than Seller) or to such parties’ duly authorized agents.

(f) The assumption by Buyer of any Assumed Liabilities shall not enlarge the rights of any third party with respect to any Assumed Liabilities, nor shall it prevent Buyer, with respect to any party other than Seller, from contesting or disputing any Assumed Liability.

(g) Seller hereby appoints Buyer, its successors and assigns, as the true and lawful attorney-in-fact of Seller, with full power of substitution, having full right and authority, in the name of Seller, to collect or enforce for the account of Buyer, liabilities and obligations of third parties under the Assumed Liabilities; to institute and prosecute all proceedings they may deem proper in order to enforce any claim to obligations owed under the Assumed Liabilities, to defend and compromise any and all actions, suits or proceedings in respect of the Assumed Liabilities, and to do all such acts in relation to the Assumed Liabilities that Buyer may deem advisable.  Seller agrees that the above-stated powers are coupled with an interest and shall be irrevocable by Seller.

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3. Consummation of Purchase Agreement.  This Agreement is intended to evidence the consummation of the assignment by Seller and assumption by Buyer of the Assumed Liabilities and the sale by Seller and the purchase by Buyer of the Acquired Assets contemplated by the Purchase Agreement.  Buyer and Seller by their execution of this Agreement each hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of any party under the Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by this Agreement.  Any inconsistencies or ambiguities between this Agreement and the Purchase Agreement shall be resolved in favor of the Purchase Agreement.

4. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

5. Further Assurances.  After the Closing Date, each party will from time to time, at the other party’s request and without further cost to the party receiving the request, execute and deliver to the requesting party such other instruments and take such other action as the requesting party may reasonably request so as to enable it to exercise and enforce its rights under and fully enjoy the benefits and privileges with respect to this Agreement and to carry out the provisions and purposes hereof.

6. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska applicable to agreements made and to be performed in that State without giving effect to conflicts of law  principles.

7. Counterparts.  This Agreement may be signed in any number of counterparts and all such counterparts shall be read together and construed as one and the same document.

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IN WITNESS WHEREOF, the undersigned have caused this Assignment and Assumption and Bill of Sale to be duly executed on their behalf on the day and year first above written.

BUYER:	SELLER:
BOND LABORATORIES, INC. ________________________ By: Scott Landow Its: Chief Executive Officer	NDS NUTRITIONAL PRODUCTS, INC. ________________________ By: Its:

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Schedule 1.0

TABLE OF DEFINITIONS

“Acquired Assets” has the meaning set forth in Section 1.1 hereof.

“Acquisition Agreements” means this Agreement, the Bill of Sale, the Notes, the Stock Rights and Restriction Agreement, the Security Agreement, the Non-Competition Agreements, the Zink and Jacobs Employment Agreement (and other employment agreements of Transferring Employees), the Services Agreement, the Lease Assignment and all other agreements executed in connection with this Agreement and in connection with Closing.

“Actual Quarterly Earn-Out Payment” has the meaning set forth in Section 2.2(a) hereof.

“Affiliates” has the meaning set forth in Rule 501 of Regulation D under the Securities Act of 1933, as amended and includes the Shareholders.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 1.3 hereof.

“Auditor” has the meaning set forth in Section 2.2(d) hereof.

“Assumed PTO” has the meaning set forth in Section 1.5 hereof.

“Bill of Sale” has the meaning set forth in Section 1.7 hereof.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2 hereof.

“Cash Purchase Price” has the meaning set forth in Section 2.1(i) hereof.

“Closing” has the meaning set forth in the first sentence of Article III of this Agreement.

“Closing Balance Sheets” has the meaning set forth in Section 6.5(a) hereof.

“Closing Date” has the meaning set forth in Article III of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Commission Documents” has the meaning set forth in Section 5.7 hereof.

“Component Inventory” has the meaning set forth in Section 2.1(v) hereof.

“Component Inventory Note” has the meaning set forth in Section 2.1(v) hereof.

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“Confidential Information” has the meaning set forth in Section 7.1 hereof.

“Contract”, “Assigned Contract” and “Retained Contract” have the meanings set forth in Section 4.20 hereof.

“Earn-Out Amount” has the meaning set forth in Section 2.1(iv) hereof.

“Earn-Out Materials” has the meaning set forth in Section 2.2(b) hereof.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Employee Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements or any other plan or arrangement to provide compensation or benefits to any individual, written or otherwise, which has ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of Seller or any ERISA Affiliate, without regard to whether such individual is a Seller Employee or a Transferring Employee.

“Environmental Laws” means all Laws relating to hazardous waste, infectious medical and radioactive waste, and other environmental matters, including, without limitation, the Resource Conservation and Recovery Act, the Clean Air Act and the Comprehensive Environmental Response Compensation and Liability Act, and any regulations issued thereunder.

“Equity Purchase Price” has the meaning set forth in Section 2.1(vi) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) that together with Seller is a member of:  (i) a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) a group of trades or business under common control within the meaning of Section 414(c) of the Code; (iii) an affiliated service group within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an Affiliate of Seller under Section 414(o) of the Code.

“Exchange Act” has the meaning set forth in Section 5.7 hereof.

“Excluded Assets” has the meaning set forth in Section 1.2 hereof.

“Excluded Assets Schedule” shall also be referred to herein as Schedule 1.2 hereof.

“Excluded Liabilities” has the meaning set forth in Section 1.4 hereof.

“FAP Note” has the meaning set forth in Section 2.1(iii) hereof.

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“Final Balance Sheets” has the meaning set forth in Section 6.6(b) hereof.

“Financial Statements” has the meaning set forth in Section 4.9 hereof.

“Fixed Assets” has the meaning set forth in Section 2.1(iii) hereof.

“Form 10-K” has the meaning set forth in Section 5.7 hereof.

“Form 10-Q” has the meaning set forth in Section 5.7 hereof.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied.

“Governmental Approval” has the meaning set forth in Section 4.3(a) hereof.

“GP Adjustment Amount” has the meaning set forth in Section 2.2(a) hereof.

“GP Objection Notice” has the meaning set forth in Section 2.2(b) hereof.

“GP Objection Period” has the meaning set forth in Section 2.2(b) hereof.

“GP Period” has the meaning set forth in Section 2.2(a) hereof.

“GP Quarterly Target” has the meaning set forth in Section 2.2(a) hereof.

“Gross Profits” means, with respect to the Seller’s Business only, net sales (i.e., gross sales less (i) product returns that represent more than 25% of the product amount purchased by the applicable customer, and (ii) discounts) less costs of goods sold (but specifically excluding any costs of goods sold relating to shipping expenses, distribution, rebates, samples or inventory adjustments), determined in accordance with GAAP, applied in a manner consistent with Seller’s past practices with respect to Seller’s Business.

“Hazardous Material” means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls; (ii) infectious medical waste; and (iii) any other chemical, material or substance, all of which are defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

“Indemnified Party” has the meaning set forth in Section 9.4 hereof.

“Indemnifying Party” has the meaning set forth in Section 9.4 hereof.

“Installment Note” has the meaning set forth in Section 2.1(ii) hereof.

“Intellectual Property” means all recipes, patents, inventions, know-how, show-how, designs, trade secrets, copyrights, trademarks, trade names, service marks, fictitious and assumed business names, Internet domain names, manufacturing processes, software, formulae, trade secrets, technology or the like, and all applications for any of the foregoing.

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“Interim Financial Statements” has the meaning set forth in Section 4.9 hereof.

“Jacobs Employment Agreement” has the meaning set forth in Section 8.1(l) hereof.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, after due inquiry, of those officers of the Buyer required to file statements relating to their ownership of the Company’s securities pursuant to Section 16 of the Exchange Act

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge, after due inquiry, of Cory Wiedel and Ryan Zink.

“Labor Contract” has the meaning set forth in Section 4.15(d) hereof.

“Law” or “Laws” means any and all federal, state, and local statutes, codes, licensing requirements, ordinances, laws (including bulk sales laws), rules, regulations, decrees or orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority.

“Lease Assignment” has the meaning set forth in Section 8.1(n) hereof.

“Licenses” means licenses, permits, consents, approvals, authorizations, registrations, qualifications and certifications of any governmental or administrative agency or authority (whether federal, state or local).

“Liens” means any lien, claim, security interest, mortgage, pledge, restriction, covenant, charge or encumbrance of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, but excluding (a) mechanic’s, materialmen’s and similar liens that are being contested in good faith and for which the particular entity has provided adequate reserves; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; and (c) purchase money liens and liens securing rental payments under capital lease arrangements.

“Losses” means losses, damages, liabilities, actions, suits, proceedings, claims, demands, taxes, sanctions, deficiencies, assessments, judgments, costs, interest, penalties and expenses (including without limitation reasonable attorneys’ fees).

“Non-Competition Agreements” has the meaning set forth in Section 8.1(j) hereof.

“Notes” has the meaning set forth in Section 2.1(v).

“Offset Amounts” has the meaning set forth in Section 9.5(d) hereof.

“Payroll Transition Period” has the meaning set forth in Section 6.9 hereof.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship or other business organization, trust, union, or association.

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“Personal Property Leases”, “Assigned Personal Property Leases” and “Terminated Personal Property Leases” have the meanings set forth in Section 4.8 hereof.

“Premises” has the meaning set forth in Section 4.21 hereof.

“Product Inventory” has the meaning set forth in Section 1.2 hereof.

“PTO” means accrued vacation and other payable time off.

“Purchase Price” has the meaning set forth in Section 2.1(vi) hereof.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land, water or air, or otherwise entering into the environment.

“Remedial Action” means all action to (i) clean up, remove or treat Hazardous Materials in the environment; (ii) restore or reclaim the environment or natural resources; (iii) prevent the Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or the environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring on, about or in the Premises.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning set forth in Section 2.1 hereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Employees” has the meaning set forth in Section 1.5 hereof.

“Seller Licenses” has the meaning set forth in Section 4.5 hereof.

“Seller Material Adverse Effect” means any event, circumstance, change or effect that individually or in the aggregate with all other events, circumstances, changes or effects, is reasonably expected to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, or results of operations of Seller’s Business or the Acquired Assets or to Seller’s ability to perform its obligations as contemplated in this Agreement.

“Seller’s Business” has the meaning set forth in the Recitals of this Agreement.

“Shareholders” has the meaning set forth in the introductory paragraph to this Agreement.

“Shares” has the meaning set forth in Section 2.1(vi) hereof.

“Stock Rights and Restriction Agreement” has the meaning set forth in Section 2.1(vi) hereof.

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“Target Quarterly Earn-Out Payment” has the meaning set forth in Section 2.2(a) hereof.

“Taxes” means all taxes of any type or nature whatsoever, including without limitation, income, gross receipts, excise, franchise, property, value added, import duties, employment, payroll, sales and use taxes and any additions to tax and any interest or penalties thereon.

“Tax Returns” means any and all returns, declarations, reports, claims for refunds and information returns or statements relating to Taxes, required to be filed by Seller for itself and for the Employee Benefit Plans of Seller, including all schedules or attachments thereto and including any amendment thereof.

“Third Party Claims” has the meaning set forth in Section 9.4 hereof.

“Third Party Consent” has the meaning set forth in Section 4.3(b) hereof.

“Threshold Amount” has the meaning set forth in Section 9.5(a) hereof.

“Transferring Employees” has the meaning set forth in Section 1.5 hereof.

“Transition Services” has the meaning set forth in Section 6.9 hereof.

“Wiedel Non-Competition Agreement” has the meaning set forth in Section 8.1(j) hereof.

“Year-End Financial Statements” has the meaning set forth in Section 4.9 hereof.

“Zink Employment Agreement” has the meaning set forth in Section 8.1(k) hereof.

“Zink Non-Competition Agreement” has the meaning set forth in Section 8.1(i) hereof.

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